UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HMN Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057
(507) 535-1200

March   , 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the corporate headquarters, located at 1016 Civic Center Drive N.W., Rochester, Minnesota, on Tuesday, April 28, 2009 at 10:00 a.m., local time.

The corporate secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your proxy by telephone, through the Internet, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the annual meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Timothy R. Geisler
Chairman of the Board of Directors

VOTING METHODS
Notice of Annual Meeting of Stockholders to be held on April 28, 2009
PROXY STATEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
PROPOSAL II -- APPROVAL OF THE HMN FINANCIAL, INC. 2009 EQUITY INCENTIVE PLAN
OTHER EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL III -- ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
PROPOSAL IV -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
2008 DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
2008 EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

VOTING METHODS

The accompanying proxy statement describes important issues affecting HMN Financial, Inc. If you are a stockholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.  BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 27, 2009.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

2.  BY INTERNET

a.	Go to the web site at http://www.eproxy.com/hmnf, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 27, 2009.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c. Follow the simple instructions provided.

3.  BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on April 28, 2009:

The Proxy Statement and Annual Report to Stockholders are available at
http://www.proxydocs.com/hmnf

Your vote is important. Thank you for voting.

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders
to be held on April 28, 2009

Notice is hereby given that the annual meeting of stockholders of HMN Financial, Inc. will be held at our corporate headquarters, located at 1016 Civic Center Drive N.W., Rochester, Minnesota, at 10:00 a.m., local time, on April 28, 2009.

A proxy card and a proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1. the election of two directors;

2. the approval of the HMN Financial, Inc. 2009 Equity Incentive Plan;

3.	the approval, in an advisory (non-binding) vote, of the compensation of executives, as disclosed in this proxy statement; and

4.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009; and

such other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on March 3, 2009 are the stockholders entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. central time, at HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota for a period of ten days prior to the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy or voting your proxy by telephone or through the Internet will not affect your right to vote in person if you attend the meeting and revoke the proxy.

HMN FINANCIAL, INC.
By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Rochester, Minnesota
March   , 2009

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of HMN Financial, Inc. of proxies to be used at the annual meeting of stockholders, which will be held at our corporate headquarters, located at 1016 Civic Center Drive N.W., Rochester, Minnesota, on April 28, 2009 at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The accompanying notice of annual meeting and this proxy statement are first being mailed to stockholders on or about March   , 2009.

Certain information provided herein relates to Home Federal Savings Bank, a wholly owned subsidiary of our company referred to as “the bank.”

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting to cast your vote.

What is the purpose of the annual meeting?

At the annual meeting we will ask our stockholders to vote on four matters:

1.	to elect two members of our board of directors, to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	to approve the HMN Financial, Inc. 2009 Equity Incentive Plan;

3.	to approve, in an advisory (non-binding) vote, the compensation of executives, as disclosed in this proxy statement; and

4.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009;

as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our stockholders.

Who is entitled to vote at the meeting?

Common stock is our only authorized and outstanding security entitled to vote at the annual meeting. Holders of record of our common stock as of the close of business on March 3, 2009 will be entitled to one vote for each share of common stock then held. As of March 3, 2009, we had 4,162,896 shares of common stock issued and outstanding. The number of issued and outstanding shares excludes shares held in our treasury.

Who is entitled to attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

One third of the outstanding shares of common stock entitled to vote constitutes a quorum for purposes of the meeting.

How do I vote?

If you are a registered stockholder, proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by Internet:

a.	Go to the web site at http://www.eproxy.com/hmnf.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

To vote by telephone:

a.	Call toll-free 1-800-560-1965.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

To vote by mail:

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If you are a registered stockholder and attend the annual meeting, you may deliver your proxy in person.

If you hold your shares in street name, meaning you hold them through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on your bank’s or broker’s voting procedures. Please follow the directions that your bank or broker provides.

All shares of our common stock represented at the meeting by properly executed proxies, duly delivered to our corporate secretary prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions specified on the proxies.

What happens if no instructions are indicated on my proxy?

If no instructions are indicated, properly executed proxies will be voted for the nominees for director listed below, for the adoption of the HMN Financial, Inc. 2009 Equity Incentive Plan, for the approval of the compensation of executives, as disclosed in this proxy statement, and for the ratification of the appointment of our independent registered public accounting firm. As of the date of this proxy statement, the board does not know of any matters, other than those described in the notice of annual meeting and this proxy statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on these matters in accordance with their best judgment.

May I revoke my proxy or change my vote?

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by filing with our corporate secretary, at or before the meeting, a written notice of revocation bearing a later date than the date on the proxy. A vote may be changed by duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to our corporate secretary at or before the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote for the election of the two nominated directors, for the approval of the HMN Financial, Inc. 2009 Equity Incentive Plan, for the approval of the compensation of executives, as disclosed in this proxy statement, and for the ratification of KPMG LLP as our independent registered public accounting firm. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors.  Directors are elected by a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting. For this purpose, a properly executed proxy marked withheld with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors.

Other Items.  For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked abstain with respect to any matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be considered cast with respect to the proposal for which they abstain from voting and will not be taken into account in determining the outcome of any of those proposals.

If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors, the approval of the compensation of executives, as disclosed in this proxy statement, and the ratification of KPMG LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals, such as the adoption of the HMN Financial, Inc. 2009 Equity Incentive Plan. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Global Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of the “routine” proposals on which they are cast. Shares held by a broker on behalf of a stockholder will not be considered cast with respect to any “non-routine” proposals and will not be taken into account in determining the outcome of any of “non-routine” proposals.

May the meeting be adjourned?

If a quorum is not present at the meeting, the chairman of the meeting, or the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, our directors, officers and regular employees, as well as employees of the bank, may solicit proxies personally or by telephone without additional compensation.

How may I obtain additional copies of the annual report?

Our 2008 annual report, including financial statements, is enclosed. The annual report is also available online at www.hmnf.com or www.proxydocs.com/hmnf. For additional printed copies, which are available without charge, please request copies in writing to 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What is the deadline for submitting a stockholder proposal for the 2010 annual meeting?

We must receive stockholder proposals intended to be presented at the 2010 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 20, 2009. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. We must receive any other stockholder proposals intended to be presented at the 2010 annual meeting of stockholders in writing at our principal executive office no later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). We currently anticipate that our 2010 annual meeting of stockholders will be held on or about April 27, 2010; therefore, we must receive notice of any business to be brought before that meeting by January 27, 2010. Written copies of all stockholder proposals should be sent to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What does it mean if I receive more than one proxy card or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at 1-800-401-1957. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

I share an address with another stockholder, how can I change the number of copies of the proxy statement that we receive?

Generally, we are sending only one copy of the proxy material to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as householding, is designed to reduce our printing and postage costs. We will promptly deliver a separate copy of proxy materials to any stockholder who requests one by contacting our corporate secretary by telephone at (507) 535-1205, or by mail to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary. If you are a registered stockholder residing at an address with another registered stockholder and you wish to receive separate proxy in the future, or if the registered stockholders at that address currently are receiving multiple copies of the proxy materials and you wish to receive a single copy, you may contact our corporate secretary at the telephone number or address set forth above. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

PROPOSAL I — ELECTION OF DIRECTORS

Background

Our certificate of incorporation provides that the board of directors shall fix the number of directors from time to time. On January 28, 2004, the size of the board was fixed as up to nine members. The board is divided into three classes. The term of two members of the board will expire at the conclusion of the meeting. In addition, Michael McNeil, a former board member and our former President and Chief Executive, whose term would have expired at the conclusion of the meeting, resigned from the board and all other positions he held with us on January 28, 2009. The board has nominated Mahlon C. Schneider, a current member of the board of directors, whose current term will expire at the conclusion of the meeting, and Hugh C. Smith for election as directors to serve a term to expire at the conclusion of the third succeeding annual meeting of stockholders after their election, with each to hold office until his or her successor has been duly elected and qualified. Dr. Smith was recommended for nomination as a director by Allan R. DeBoer, one of our non-management directors. One position on our board will remain open immediately following the meeting, but may be filled by our board of directors at any time.

It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the meeting for the election of the nominees identified in the preceding paragraph. If any nominee is unable to serve, the shares of common stock represented by all of these proxies will be voted for the election of a substitute as the board may recommend. At this time, the board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

Board of Directors

The following table sets forth certain information regarding each director or director nominee:

Name	Age	Position	Director Since

Nominated for Election:
Mahlon C. Schneider	69	Director and Director Nominee	2000
Hugh C. Smith	69	Director Nominee	—
Term expiring in 2010:
Michael J. Fogarty	70	Director	2002
Susan K. Kolling	57	Senior Vice President and Director of the Company and the Bank	2001
Malcolm W. McDonald	72	Director	2004
Term expiring in 2011:
Allan R. DeBoer	66	Director	1999
Timothy R. Geisler	57	Chairman of the Board of Directors	1996
Karen L. Himle	53	Director	2005

Allan R. DeBoer, from 1988 until his retirement in 2001, was the Chief Executive Officer of RCS of Rochester, Inc., which does business as Rochester Cheese/Valley Cheese, a cheese processing company. Since 2002, Mr. DeBoer has practiced law and served as an independent business consultant.

Michael J. Fogarty has been an insurance agent with C.O. Brown Agency, Inc., an insurance agency located in Rochester, Minnesota, for over 20 years. He currently serves as Chairman of the Board for C.O. Brown Agency, Inc.

Timothy R. Geisler is currently Unit Manager Financial Accounting and Controls, for Mayo Clinic and had previously been Corporate Tax Unit Manager for Mayo Clinic from 1986 to 2000. Mr. Geisler has been a certified public accountant since 1976 and has eight years of public accounting experience with a major public accounting firm.

Karen L. Himle currently serves as the Vice President of University Relations for the University of Minnesota, a position she began in January 2007. From 2004 to January 2006 she served as the Executive Vice President of Children’s Hospitals and Clinics of Minnesota, an independent, not-for-profit health care system, and President of Children’s Hospitals and Clinics Foundation, the fundraising arm of Children’s Hospitals and Clinics of Minnesota. From 2002 to 2004, Ms. Himle served as an independent consultant. From 1985 to 2002, she held various positions, including Senior Vice President Corporate and Government Affairs, at The St. Paul Companies, Inc., a worldwide provider of commercial property-liability insurance and reinsurance products and services. Ms. Himle currently serves as a Minnesota Supreme Court appointee to the Commission on Judicial Selection.

Susan K. Kolling served as a Vice President of the bank from 1992 to 1994 and has served as a Senior Vice President of the bank since 1995. In addition, from 1997 to 2003, Ms. Kolling was an owner of Kolling Family Corp. which is doing business as Valley Home Improvement, a retail lumber yard. Ms. Kolling became a director of Kolling Family Corp. in 2004.

Malcolm W. McDonald served as a member of the Board of Directors and Senior Vice President of Space Center, Inc., an industrial real estate firm located in St. Paul, Minnesota, from 1977 until his retirement in 2002. He also served as Vice President of First National Bank of St. Paul from 1960 to 1977. Mr. McDonald is a member of the Board of Directors of Scherer Brothers Lumber Company, a privately held full-service lumber yard, and a director or trustee of several nonprofit organizations.

Mahlon C. Schneider, from 1999 until his retirement in 2004, was Senior Vice President External Affairs and General Counsel of Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products. From 1990 to 1999, Mr. Schneider was the Vice President and General Counsel of Hormel Foods Corporation. Since 2003, he has been a director of the Hormel Foundation, a charitable trust.

Hugh C. Smith, since 1972, has served as Professor of Medicine, Mayo Clinic College of Medicine, a medical school, and Consultant in the Cardiovascular Division at Mayo Clinic, a full-service, not-for-profit medical practice. Dr. Smith also served as Chief Executive Officer, Mayo Clinic-Rochester, from 1999 through 2006; Vice President, Mayo Foundation, 2002 to 2005; and Chair, Rochester Board of Governors, Mayo Clinic, 1999 to 2005. Dr. Smith is a member of the Board of Directors of Dartmouth Hitchcock Medical Center, Blue Cross Blue Shield Minnesota and Hormel Foods Corporation.

The board recommends that stockholders vote for the election of the two candidates nominated for election as indicated above.

PROPOSAL II — APPROVAL OF THE HMN FINANCIAL, INC. 2009 EQUITY INCENTIVE PLAN

Introduction

In June 1995, we adopted the HMN Financial, Inc. Stock Option and Incentive Plan. As of March 3, 2009, there were 105,500 vested and unexercised stock options outstanding under the 1995 Plan. No additional awards may be granted under the 1995 Plan.

In March 2001, we adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan. 400,000 shares of our common stock were originally available for awards under the 2001 Plan. As of March 3, 2009, 160,087 shares remain available for the issuance of new awards under the 2001 Plan and 141,088 shares remain subject to unexercised stock options under the 2001 Plan. If the proposed HMN Financial, Inc. 2009 Equity Incentive Plan, or the 2009 Plan, is approved by our stockholders, we will not make any additional award grants under the 2001 Plan. However, to the extent that any stock option or restricted stock award is forfeited or terminates without vesting, or any stock option terminates, expires or lapses without being exercised, under the 2001 Plan, the shares subject to such stock option or restricted stock award will be available for awards under the 2009 Plan.

As noted in the Compensation Discussion and Analysis section of this proxy statement, the compensation committee of the board of directors has used equity incentive compensation awards as important elements of our compensation system, and anticipates continuing to do so in the future. However, under legislation related to our participation in the United States Treasury’s Capital Purchase Program (CPP) under its Troubled Asset Relief Program, we currently are limited in the type and extent of incentive awards that we may grant to our five mostly highly compensated employees. Current law restricts incentive compensation payable to these persons to long-term restricted stock awards that have a value not greater than one-third of such person’s annual compensation and cannot fully vest so long as the Treasury holds our securities. Accordingly, cash incentive compensation, one of our customary means of performance based incentive compensation, is not available to us as a compensation tool for some of our executive officers. Equity awards are our sole means of incentive compensation for our five mostly highly compensated employees. Future legislation and regulations related to the CPP may further limit our ability to use incentive compensation. Taking into consideration the existing and potential CPP limitations on incentive compensation, the compensation committee feels that there are not a sufficient number of shares available under our 2001 Plan for future equity incentive awards.

On March 5, 2009, the compensation committee recommended that the board of directors approve the 2009 Plan making 350,000 shares of our common stock available for equity incentive awards and providing for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. The board of directors approved the 2009 Plan the same day and directed that it be submitted for approval by our stockholders at our 2009 Annual Meeting of Stockholders.

Because the vesting and payout of awards under the 2009 Plan may be conditioned upon the satisfaction of performance measures specified in the 2009 Plan, such awards are intended to meet the requirements of Section 162(m) of the Internal Revenue Code regarding the deductibility of executive compensation that is “performance-based.” We are therefore seeking approval from stockholders of the performance measures set forth in the 2009 Plan.

The full text of the 2009 Plan is set forth in Exhibit A to this proxy statement and the following summary description is qualified in its entirety by reference to the full text of the 2009 Plan.

Purpose

The purpose of the 2009 Plan is to provide our key personnel and advisors with an opportunity to acquire a proprietary interest in our company. The opportunity to acquire a proprietary interest in our company will aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and will align their interests with those of our stockholders.

Administration

The 2009 Plan will be administered by a committee of two or more non-employee members of our board of directors. The committee has the authority to determine to whom awards will be granted, the timing, type and amount of any award and other terms and conditions of awards. Subject to certain requirements, the committee may cancel or suspend an award, accelerate vesting or extend the exercise period of an award, or otherwise amend the terms and conditions of any outstanding award. The committee may establish, amend or rescind rules in order to administer the 2009 Plan. The committee may delegate its authority under the 2009 Plan to one or more of our non-employee directors or executive officers with respect to the determination and administration of awards for participants who are not considered officers, directors or 10% stockholders under applicable federal securities laws.

The regulations under Section 162(m) of the Internal Revenue Code require that the directors who serve as members of the committee must be “outside directors.” The 2009 Plan provides that members of the committee must be outside directors for purposes of Section 162(m), as well as “independent directors” within the meaning of the rules and regulations of The NASDAQ Stock Market, and “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

Eligibility

Any employee, non-employee director, consultant or advisor who is a natural person and who provides services to our company, or to a parent or subsidiary corporation of our company, is eligible to participate in the 2009 Plan. Individuals who our company desires to induce to become employees, non-employee directors, consultants or advisors are also eligible to participate, as long as the grant is contingent upon the individual becoming an employee, non-employee director, consultant or advisor. Only employees are eligible for grants of incentive stock options.

Number of Shares Available for Issuance

Shares Available.  A total of 350,000 shares of our common stock are authorized for grant under the 2009 Plan, subject to adjustment in the event of certain changes in capitalization. All of the shares authorized for grant may be granted as incentive stock options. The aggregate number of shares subject to options and/or stock appreciation rights that may be granted during any calendar year to any one participant cannot exceed 150,000. Any shares of common stock subject to an award under the 2009 Plan that are forfeited or expire may be used again for an award under the 2009 Plan. In addition, to the extent that any stock option or restricted stock award is forfeited or terminates without vesting, or any stock option terminates, expires or lapses without being exercised, under the 2001 Plan, the shares subject to such stock option or restricted stock award will be available for awards under the 2009 Plan. Shares that become available for award again under the 2009 Plan due to forfeiture or expiration will increase the limit in the same manner the shares subject to the original award counted against the limit. Shares tendered or withheld to pay the exercise price of an option or to pay tax withholding may not be used again for an award under the 2009 Plan.

Calculation of Shares Used in Award Grants.  For the purposes of computing the total number of shares granted under the 2009 Plan, the following rules will apply:

•	each share that is subject to an award of options or stock appreciation rights will be counted against the shares available under the 2009 Plan as one share;

•	each share, or security that is convertible into, or equivalent to, a share that is subject to any award other than options or stock appreciation rights shall be counted against the shares available under the 2009 Plan as one and two tenth (1.2) shares;

•	if the number of shares subject to the award is variable at the grant date, the maximum number of shares that could be received will be counted against the shares available under the 2009 Plan until the settlement of the award and determination of actual number of shares covered by the award;

•	if two or more types of awards are granted in tandem such that the exercise of one type cancels at least an equal number of shares of the other, the maximum number of shares that could be received will be counted against the shares available under the 2009 Plan until the settlement of the award and determination of actual number of shares covered by the award; and

•	for performance units denominated in dollars, the number of shares counted against the shares available under the 2009 Plan shall be equal to the result of dividing the dollar amount for which the performance unit is denominated by the fair market value of one share on the date the performance unit is granted.

General Terms of Awards

Award Agreements.  Except for awards that involve only the immediate issuance of unrestricted and fully vested shares, each award will be evidenced by an agreement setting forth the number of shares subject to the award, along with other terms and conditions as determined by the committee.

Vesting and Term.  Each agreement will set forth the period until the award is scheduled to expire and the performance period. The committee may determine the vesting conditions of awards; however, subject to certain exceptions, an award that is not subject to the satisfaction of performance measures may not fully vest or become fully exercisable earlier than three years from the grant date, and the performance period for an award subject to performance measures may not be shorter than one year.

Transferability.  Awards may not be sold, assigned, transferred, exchanged or encumbered, other than by will or the laws of descent and distribution. The committee may provide that an award is transferable by gift to certain family members. Each participant may designate a beneficiary to exercise any award or receive payment under any award payable on or after the participant’s death.

Termination of Service.  Upon termination of service for cause, all unexercised options and stock appreciation rights and all unvested portions of any other outstanding awards will immediately be forfeited without consideration. Upon termination of service for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination of service for any reason other than cause, death or disability, the currently vested and exercisable portions of awards may be exercised within three months of the date of termination. Upon termination of service due to death or disability, the currently vested and exercisable portions of awards may be exercised within six months of termination. All of the foregoing provisions may be changed if expressly provided for in an individual award agreement.

Types of Awards

The types of awards that may be granted under the 2009 Plan include restricted stock awards, restricted stock unit awards, stock option awards, stock appreciation rights and performance units. The committee also has the discretion to grant other types of awards, as long as they are consistent with the terms and purposes of the 2009 Plan. In addition to the general terms of all the awards, as described above, the basic characteristics of the awards that may be granted under the 2009 Plan are as follows:

Restricted Stock Awards.  Restricted stock awards are subject to vesting conditions and other restrictions as determined by the committee. Unvested shares of restricted stock are subject to transfer restrictions, and book entries or stock certificates evidencing the shares will bear a restrictive legend to that effect until such shares have vested. Participants who receive restricted stock awards are entitled to all the other rights of a stockholder, including the right to receive dividends and the right to vote the shares of restricted stock.

Restricted Stock Units.  Restricted stock unit awards are subject to vesting conditions and other restrictions as determined by the committee. After a restricted stock unit award vests, payment will be made to the participant in the form of cash, shares or a combination of cash and shares as determined by the committee, and within the time period after vesting as will qualify the payment for the “short-term deferral” exemption from Section 409A of the Internal Revenue Code.

Stock Option Awards.  The agreement pursuant to which a stock option is granted will specify whether it is an incentive stock option or a non-statutory stock option. Non-statutory stock options are all stock option awards that do not meet the requirements of incentive stock options. The exercise price will be determined by the committee and may not be less than the fair market value of a share of common stock on the grant date. The exercise price is payable in full at the time of exercise and may be paid in cash and/or, if permitted by the committee, by withholding shares issuable upon exercise or delivery of shares already owned by the participant. Each option is exercisable in whole or in part on the terms provided in the agreement, but in no event will an option be exercisable after its scheduled expiration, which will not be more than seven years after the grant date.

An option will be considered an Incentive Stock Option only if:

•	the participant receiving the award is an employee;

•	the award is designated as an incentive stock option in the agreement; and

•	the aggregate fair market value of the shares subject to incentive stock options held by the participant which first become exercisable in any calendar year does not exceed $100,000.

In addition, a participant may not receive an incentive stock option under the 2009 Plan if, immediately after the grant of the award, the participant would own shares with more than 10% of the total combined voting power of all classes of stock of the company or a parent or subsidiary corporation of the company, subject to certain exceptions.

Stock Appreciation Rights.  An award of a stock appreciation right entitles the participant to receive, upon exercise of the award, all or a portion of the excess of the fair market value of a specified number of shares as of the date of exercise over a specified exercise price that will not be less than 100% of the fair market value of the shares on the grant date. Each stock appreciation right is exercisable in whole or in part on the terms provided in the agreement, but in no event will a stock appreciation right be exercisable after its scheduled expiration, which will not be more than seven years after the grant date. Upon exercise, payment may be made to the participant in the form of cash, shares or a combination of cash and shares, as determined by the committee. The agreement may provide for a limitation upon the amount or percentage of total appreciation on which payment may be made upon exercise.

Performance Units.  An award of performance units entitles the participant to future payments of cash, shares or a combination of cash and shares, as specified by the committee in the agreement, based upon the achievement of a specified level of one or more performance measures over the course of a performance period. The agreement will specify the nature and requisite level of achievement for each performance measure, the length of the performance period, and may provide that a portion of the award will be paid for performance that exceeds the minimum target but falls below the maximum target applicable to the award. Payment of any performance unit award will be made within the time period after vesting that will qualify the payment for the “short term deferral” exemption from Section 409A of the Internal Revenue Code. The agreement may permit the acceleration of the performance period and an adjustment of performance measures and payments with respect to some or all of the performance units upon the occurrence of certain events. The agreement may also provide for a limitation on the value of an award of performance units that a participant may receive.

For recipients who are “covered employees” under Section 162(m) of the Internal Revenue Code, the performance measures are set by the committee at the start of each performance period and are based on one or a combination of two or more of the following performance criteria:

•	interest income;

•	net interest income;

•	income before income tax expense;

•	net income;

•	net income available to common stockholders;

•	earnings per common share (basic or diluted);

•	profitability as measured by return ratios (including, but not limited to, return on average assets, return on average equity) or by the degree to which any of the foregoing earnings measures exceed a percentage of interest income;

•	cash flow;

•	market share;

•	net interest margin;

•	stock price;

•	total stockholders’ equity;

•	asset quality;

•	non-performing assets;

•	interest income growth;

•	operating income;

•	cash flow per share; or

•	improvement in, or attainment of, non-interest expense levels or cost savings.

Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, affiliate or individual performance.

Corporate Transactions

In the event of certain corporate transactions, as defined under the 2009 Plan, the committee may, but is not required to:

•	protect outstanding awards with substitution of awards in the surviving corporation;

•	provide written notice prior to the occurrence of the transaction that each outstanding stock option or stock appreciation right will immediately become exercisable in full and will be cancelled at the time of, or immediately prior to the occurrence of, the corporate transaction in exchange for payment promptly after the transaction;

•	provide that each outstanding stock option or stock appreciation right that is or becomes exercisable prior to the occurrence of the corporate transaction will be cancelled at the time of, or immediately prior to, the occurrence of the corporate transaction in exchange for payment promptly after the transaction, and that each outstanding stock option or stock appreciation right that does not become exercisable prior to the occurrence of the corporate transaction will be cancelled at the time of, or immediately prior to, the occurrence of the corporate transaction without payment or any other consideration;

•	provide written notice prior to the occurrence of the transaction that each outstanding stock option or stock appreciation right, irrespective of whether it is exercisable, will be cancelled at the time of, or immediately prior to the occurrence of, the corporate transaction without payment or any other consideration;

•	provide written notice prior to the occurrence of the transaction that each outstanding stock option or stock appreciation right will immediately become exercisable in full and will be cancelled at the time of, or immediately prior to the occurrence of, the corporate transaction without payment or any other consideration;

•	provide, upon the occurrence of the corporate transaction, for the vesting and corresponding waiver of forfeiture conditions and other restrictions on restricted stock awards or restricted stock unit awards that are outstanding as of the occurrence of the corporate transaction; or

•	provide that, upon the occurrence of the corporate transaction, any portions of any restricted stock awards or restricted stock unit awards that are subject to vesting conditions, forfeiture conditions or other restrictions as of the occurrence of the corporate transaction shall be canceled without payment or any other consideration.

Performance-Based Compensation

If the committee determines that an award, other than an option or stock appreciation right award, is granted to a participant who is an executive officer and is, or is likely to be, a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code, then the lapsing of restrictions on the award and the distribution of cash, shares or other property pursuant to the award will be subject to the achievement of one or more performance measures, as defined under the 2009 Plan. When establishing performance measures for a performance period, the committee may exclude amounts or charges relating to an event or occurrence that the committee determines, consistent with the requirements of Section 162(m), should appropriately be excluded. The committee may also adjust performance measures for a performance period to the extent permitted by Section 162(m) to prevent the dilution or enlargement of a participant’s rights with respect to performance-based compensation. The committee will determine any amount payable in connection with such an award consistent with the requirements of Section 162(m), and may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an award. Subject to adjustment in the event of certain changes in capitalization, no participant may be granted performance-based compensation in any calendar year with respect to more than 75,000 shares, for awards denominated in shares, and the maximum dollar value payable to any participant in any 12 month period with respect to performance-based compensation denominated in cash is $500,000.

Compliance with CPP Requirements

The 2009 Plan, and all awards and payments made under it, are intended to comply with all laws, including regulations, related to our participation in the CPP. We may amend the 2009 Plan or any award made under it, without the consent of the affected participant, to comply with such laws.

Duration, Amendment and Termination

The 2009 Plan will remain in effect until all shares subject to it are distributed, all awards have expired or terminated, the 2009 Plan is terminated, or the tenth anniversary of the date of stockholder approval of the plan, whichever occurs first. The board of directors may at any time terminate, suspend or amend the 2009 Plan. We will submit any amendment of the 2009 Plan to our stockholders for approval if the rules of the principal securities exchange on which the shares are then listed or other applicable laws or regulations require stockholder approval of such an amendment. No termination, suspension or amendment of the 2009 Plan or any agreement under the 2009 Plan may materially or adversely affect any right acquired by any participant under an award granted before the date of termination, suspension or amendment, unless otherwise agreed to by the participant in the agreement or otherwise, or required by law.

Federal Tax Considerations

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with awards under the 2009 Plan.

Incentive Stock Options.  A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted under the 2009 Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods, referred to as a disqualifying disposition, such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequence of such disqualifying disposition will be as described above.

The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

Non-Qualified Stock Options.  A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time a non-qualified stock option is granted under the 2009 Plan. At the time of exercise of a non-qualified stock option, the recipient will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Stock Appreciation Rights and Performance Units.  Generally, the recipient will not realize income upon the grant of a stock appreciation right or performance unit award. The recipient will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the recipient upon exercise of a stock appreciation right or in payment of the performance unit award. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the recipient upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units.  Unless the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code, the recipient will not realize income upon the grant of restricted stock, the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, when the restrictions have been removed or expire, and the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b), the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

For unrestricted stock, the recipient will realize ordinary income, and we will be entitled to a corresponding deduction upon the grant of the unrestricted stock, and the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

When the recipient disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

A recipient will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction, when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

Withholding.  The 2009 Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the compensation committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

The board recommends that the stockholders vote for the approval of the HMN Financial, Inc. 2009 equity incentive plan.

OTHER EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 for compensation plans under which equity securities may be issued.

(c)
Number of Securities
	(a)		Remaining Available
	Number of		for Future Issuance
	Securities to be	(b)	Under Equity
	Issued upon	Weighted-Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	warrants and Rights	Warrants and Rights	Column (a))(1)

Equity compensation plans approved by stockholders	289,648	$16.77	155,353
Equity compensation plans not approved by stockholders	0	0	0

Total	289,648	$16.77	155,353

(1)	Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of an option, warrant or right, as follows: 155,353 shares under the Company’s 2001 Omnibus Stock Plan.

PROPOSAL III — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In December 2008, we participated in the Capital Purchase Program under the Troubled Asset Relief Program of the United States Treasury. The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a provision requiring CPP participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual meeting of the participant’s stockholders for which proxies will be solicited for the election of directors or a special meeting in lieu of such an annual meeting. Under this legislation, the stockholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

In accordance with the American Recovery and Reinvestment Act of 2009, stockholders are being given the opportunity to vote to approve the compensation of our executives, as disclosed in this proxy statement, including the information presented under “Compensation Discussion and Analysis” and in the compensation tables and related material under the heading “2008 Executive Compensation.”

This is an advisory vote only, and neither the company nor our board of directors will be bound to take action based upon the outcome. The compensation committee will consider the vote of the stockholders when considering future executive compensation arrangements.

The board recommends that stockholders vote for the approval of the compensation of executives, as disclosed in this proxy statement.

PROPOSAL IV — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the audit committee, the board of directors has appointed KPMG LLP, an independent registered public accounting firm, to be our independent registered public accounting firm for 2009, subject to ratification by the stockholders. KPMG LLP has audited the financial statements of our company or the bank since 1966. Representatives of KPMG LLP are expected to attend the meeting to respond to appropriate questions and to make a statement, if they so desire.

In connection with the engagement of KPMG LLP, we entered into an engagement agreement with KPMG LLP that sets forth the terms pursuant to which KPMG LLP will perform its audit services. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

While it is not required to do so, the audit committee is submitting the appointment of that firm for ratification in order to ascertain the view of the stockholders. If the stockholders do not ratify the appointment, the audit committee will review the appointment.

The board recommends that stockholders vote for the ratification of the appointment of KPMG LLP as our 2009 independent registered public accounting firm.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The board of directors has standing audit, compensation, executive and governance and nominating committees. The directors’ committee memberships are indicated in the table below:

Nominating and
		Compensation	Executive	Governance
Director	Audit Committee	Committee	Committee	Committee

Allan R. DeBoer	Member	Chair	Alternate	—
Michael J. Fogarty	—	Member	Alternate	—
Timothy R. Geisler	Chair	—	Member	—
Karen L. Himle	—	Member	—	Member
Susan K. Kolling	—	—	Member	—
Malcolm W. McDonald	Member	—	—	Member
Mahlon C. Schneider	Member	—	Alternate	Chair

The board of directors anticipates that upon his election, Dr. Smith will be appointed to the nominating and governance committee of the board of directors.

Audit Committee.  The audit committee oversees our financial reporting process by, among other things, recommending and taking action to oversee the independence of the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The board has determined that all members of the audit committee are independent as that term is defined in the applicable Nasdaq listing standards and regulations of the Securities and Exchange Commission and all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the board has determined that Mr. Geisler has the financial experience required by the applicable Nasdaq listing standards and is an audit committee financial expert as defined by applicable regulations of the Securities and Exchange Commission. The responsibilities of the audit committee are set forth in the audit committee charter, which was amended and readopted on February 24, 2009 and is available on our website at www.hmnf.com. The audit committee reviews and reassesses its charter annually.

Compensation Committee.  The compensation committee reviews and reports to the board on matters concerning compensation plans and the compensation of certain executives, as well as administering our 2001 Omnibus Stock Plan and our 2009 Equity Incentive Plan, if it is approved by stockholders. The board has determined that all members of the compensation committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the compensation committee are set forth in the compensation committee charter, which was readopted by the board on February 24, 2009. The compensation committee charter is available on our website at www.hmnf.com. The compensation committee reviews and reassesses its charter annually.

Executive Committee.  The executive committee acts on issues arising between regular board meetings. The executive committee possesses the powers of the full board between meetings of the board.

Governance and Nominating Committee.  The governance and nominating committee selects candidates as nominees for election as directors and advises and makes recommendations to the board on other matters concerning directorship and corporate governance practices, including succession plans for our executive officers. The board has determined that all members of the governance and nominating committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the governance and nominating committee are set forth in the governance and nominating committee charter, which was readopted by the board on February 24, 2009 and is available on our website at www.hmnf.com. The governance and nominating committee reviews and reassesses their charter annually.

Board and Committee Meetings

The board held eleven meetings during 2008. The audit committee held six meetings during 2008. The compensation committee held eight meetings during 2008. The executive committee held one meeting during 2008. The governance and nominating committee held five meetings during 2008. Each of our directors attended at least 75% of the meetings of the board and all committees on which the director served.

Director Independence

The board has determined that none of our directors except Ms. Kolling who is an employee of the bank, have a material relationship with our company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company). Therefore, all of our directors except Ms. Kolling are independent within the meaning of applicable Nasdaq listing standards. In addition, the board has determined that Dr. Smith, who has been nominated to become a member of our board of directors, is independent within the meaning of applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our senior management and financial reporting employees. This code is available on our website at www.hmnf.com.

Stockholder Communication with the Board

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. All communications will be compiled by the Chief Financial Officer and submitted to the board or the individual directors on a periodic basis. Communications directed to the board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2008, eight directors attended the annual meeting of stockholders.

Procedures Regarding Director Candidates Recommended by Stockholders

The governance and nominating committee will consider director candidates recommended by stockholders if the recommended director candidate would be eligible to serve as a director under our by-laws. Our by-laws require that directors have their primary domicile in a county where the bank has a full service branch. This requirement may be waived by a majority of the board so long as a majority of the directors currently serving on the board have their primary residence in a county where the bank has a full service branch.

In order to be considered by the governance and nominating committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including the potential director’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board. Each candidate will be evaluated in the context of the board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience.

Rather than recommending director candidates to the governance and nominating committee, stockholders may directly nominate a person for election to the board by complying with the procedures set forth in our by-laws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals,” as well as the Q&A appearing at the beginning of this proxy statement.

Stockholder Proposals

Under our by-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received not later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made) by our corporate secretary containing the name and address of the stockholder as they appear on our books and the class and number of shares owned by the stockholder. If the notice relates to an item of business it also must include a representation that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of business by the stockholder and any material interest of the stockholder in the business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), any other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board, and the consent of each nominee to be named in the proxy statement and to serve.

The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of our by-laws are available from our corporate secretary.

Compensation Committee Interlocks and Insider Participation

During 2008, the compensation committee was comprised of Messrs. Benson, Fogarty and DeBoer and Ms. Himle. None of the members is an executive officer, employee or former employee of our company, and no interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company.

Related Person Transaction Approval Policy

In February 2009, our board of directors readopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that has a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacities that give rise to the person’s status as a “related person;”

•	transactions available to all of our employees or all of our stockholders on the same terms;

•	any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of the holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related party transaction may be conditioned upon our company and the related person taking any actions that the committees deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•	if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

There were no related person transactions in 2008 required to be reported in this proxy statement.

Certain Transactions

The bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. The rate charged on mortgage loans is generally equal to the then-current rate offered to the general public, although certain fees are reduced or waived. The employee rate charged on consumer loans is generally 1% below the then-current rate offered to the general public. From time to time, the bank also makes commercial loans to entities that may be affiliates of our officers or directors. Such commercial loans are made on standard terms and conditions and are made at prevailing interest rates. At December 31, 2008, the aggregate amount of the bank’s loans to directors, executive officers, affiliates of directors or executive officers, and employees was approximately $4.1 million or 3.68% of our stockholders’ equity. All of these loans were current at December 31, 2008. All of the loans to directors, executive officers and their affiliates (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons, except for the employee interest rate, fee reduction or fee waiver and (c) did not involve more than the normal risk of collectibility or other unfavorable features.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2008 and 2007, and fees for other services rendered by KPMG LLP relating to these fiscal years.

Description of Fees	2008	2007

Audit Fees(1)	$199,000	$189,500
Audit-Related Fees(2)	13,650	13,000

Total Audit and Audit-Related Fees	$212,650	$202,500

(1)	Audit fees in 2008 and 2007 consisted of the annual audit and quarterly reviews of our consolidated financial statements, statutory audit, audit of internal controls over financial reporting and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees in 2008 and 2007 consisted of employee benefit plan audits.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee pre-approved 100% of the services provided by KPMG LLP, our independent registered public accounting firm. KPMG provided no other services to the company other than those noted above.

The audit committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the registered public accounting firm’s independence. In addition, the audit committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the audit committee, Mr. Geisler, the chair of the audit committee, is authorized to pre-approve certain limited non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Geisler did not pre-approve any non-audit services pursuant to this authority in 2008.

Report of the Audit Committee

The audit committee has (i) reviewed and discussed our audited financial statements for 2008 with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended , and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect; (iii) received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committees concerning independence; and (iv) has discussed with our independent registered public accounting firm its independence. Based on the review and discussions with management and our independent registered public accounting firm referred to above, the audit committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and filed with the Securities and Exchange Commission.

The Audit Committee

Allan R. DeBoer
Timothy R. Geisler
Malcolm W. McDonald
Mahlon C. Schneider

Director Emeritus

In 1996, the board of directors established a director emeritus program. Any retiring director who served as a director of our company or the bank for 12 or more years could have been invited by the board to be a director emeritus. Current directors that retire or leave the board will not be offered the opportunity to participate in the emeritus program, and it will cease to exist after the remaining term of the current director emeritus expires. A director emeritus may attend and participate in regular meetings of the board, but may not vote. Directors emeritus may not serve for more than five years. In consideration for serving as a director emeritus, the individual is paid a fee equal to the fee received by non-employee directors during the individual’s last year of service to our company or the bank (excluding any fees paid for serving on any committee of the board of our company or the bank). Roger P. Weise is the only director emeritus and has served in that capacity since 2004.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 3, 2009, the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding common stock, (ii) each of the executive officers listed in our summary compensation table, (iii) each director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to the shares of common stock and maintains an address at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057.

	Amount and
	Nature of	Percentage of
	Beneficial	Outstanding
Name and Address (if required) of Beneficial Owner	Ownership	Shares

United States Department of the Treasury(1)	833,333	16.68%
1500 Pennsylvania Ave., NW Washington, D.C. 20220
HMN Financial, Inc. Employee Stock Ownership Plan(2)	795,340	19.11%
Jeffrey L. Gendell	421,729	10.01%
Tontine Financial Partners, L.P. Tontine Management, L.L.C. Tontine Overseas Associates, L.L.C.
55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830(3)
Dimensional Fund Advisors, LP (4)	352,676	8.47%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Directors and executive officers:
Duane D. Benson(5)	8,107	*
Allan R. DeBoer(6)	19,700	*
Jon J. Eberle(7)	20,931	*
Michael J. Fogarty(8)	17,500	*
Timothy R. Geisler(9)	12,301	*
Karen L. Himle(10)	9,200	*
Dwain C. Jorgensen(11)	65,128	1.56%
Susan K. Kolling(12)	66,362	1.59%
Bradley C. Krehbiel(13)	17,572	*
Malcolm W. McDonald(14)	15,575	*
Mahlon C. Schneider(15)	16,200	*
Hugh C. Smith	—	—
All directors, director nominees and executive officers of the Company as a group (12 persons) (16)	268,576	6.31%

*	Less than 1% Owned

(1)	Represents shares of common stock covered by a warrant that is currently exercisable. The United States Department of the Treasury has agreed not to exercise any voting rights with respect to shares of our common stock issued under the warrant.

(2)	As reported on a Schedule 13G/A dated January 30, 2009 and filed on January 30, 2009. The amount reported represents shares of common stock held by the HMN Financial, Inc. Employee Stock Ownership Plan, known as the ESOP. As reported on a Form 5 dated January 30, 2009 and filed January 30, 2009, 320,937 of the 795,340 shares of common stock beneficially owned by the ESOP have been allocated to accounts of participants. First Bankers Trust Services, Inc., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of common stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of these shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The ESOP has sole voting power for 474,403 of the shares it holds, and shared voting power for 320,937 of the shares it holds. The ESOP has sole dispositive power for 474,403 of the shares it holds, and shared dispositive power for 320,937 of the shares it holds.

(3)	As reported on a Schedule 13D/A dated May 28, 2003 and filed on May 30, 2003. Tontine Financial Partners, L.P. (“TFP”) holds shares of common stock directly, and Tontine Management, L.L.C. (“TM”) is the general partner to TFP. Tontine Overseas Associates, L.L.C. (“TOA”), is the investment manager to TFP Overseas Fund, Ltd., which holds shares of common stock directly. Mr. Gendell serves as the managing member of TM and TOA.

(4)	As reported on a Schedule 13G/A dated February 9, 2009. Dimensional Fund Advisors, LP is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors, LP exercises sole dispositive power with respect to all the shares and sole voting power with respect to 351,776 of the shares. In its role as investment advisor, Dimensional Fund Advisors, LP may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, LP expressly disclaims beneficial ownership of these shares.

(5)	Includes 3,857 shares of common stock held directly, and 4,250 shares of common stock held by Mr. Benson’s spouse.

(6)	Includes 4,700 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(7)	Includes 6,398 shares of common stock held directly, 1,043 shares of common stock held under the bank’s 401(k) plan, 9,850 shares of common stock allocated to Mr. Eberle’s account under our employee stock ownership plan and 3,640 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(8)	Includes 1,500 shares of common stock held in a fiduciary capacity, 1,000 shares of common stock held in a fiduciary capacity jointly with his spouse and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(9)	Includes 365 shares of common stock held jointly with his spouse, 1,293 shares of common stock held by Mr. Geisler’s IRA account, 143 shares of common stock held in Mr. Geisler’s spouse’s IRA account and 10,500 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(10)	Includes 200 shares of common stock held directly and 9,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(11)	Includes 37,047 shares of common stock held directly, 2,150 shares of common stock held by the IRA account of Mr. Jorgensen’s spouse, 5,200 shares of common stock under the bank’s 401(k) plan, 17,151 shares of common stock allocated to Mr. Jorgensen’s account under our employee stock ownership plan and 3,580 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(12)	Includes 40,721 shares of common stock held directly, 14,671 shares of common stock allocated to Ms. Kolling’s account under our employee stock ownership plan, 7,190 shares of common stock held under the bank’s 401(k) plan and 3,780 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(13)	Includes 6,433 shares of common stock held directly, 6,599 shares of common stock allocated to Mr. Krehbiel’s account under our employee stock ownership plan and 4,540 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(14)	Includes 2,675 shares of common stock held directly, of which 2,675 are pledged as security, 900 shares held in Mr. McDonalds’s IRA, and 12,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(15)	Includes 1,200 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009.

(16)	Includes shares of common stock held directly, as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), shares of common stock held in retirement accounts, shares of common stock held by these individuals in their accounts under the bank’s 401(k) plan, shares of common stock allocated to the ESOP accounts of the group members, shares of common stock held in a fiduciary capacity or by certain family members and shares covered by options that are currently exercisable or exercisable within 60 days of March 3, 2009, with respect to which shares the persons included may be deemed to have sole or shared voting and/or investment power.

2008 DIRECTOR COMPENSATION

All of our directors also serve as directors of our banking subsidiary. During 2008, non-employee members of our board of directors were paid the following combined cash fees for their services to us and our banking subsidiary:

	Description of Fees
	Chairman of	Non-employee	Chairman of the	Other Committee
	the Board	Directors	Audit Committee	Chairs

Monthly fee	$3,333	$1,250	—	—
Board meeting attendance fee	$1,000	$500	—	—
Audit Committee attendance fee	—	$500	$1,500	—
Other board committee attendance fees	—	$300	—	$900

Due to the fee schedule set forth above, our non-employee directors received the following total compensation for 2008 for their service on our board of directors:

	Fees Earned	Option
	or Paid in	Awards
Non-Employee Director	Cash ($)(1)	($)(2)	Total ($)

Duane D. Benson	$23,700	$—	$23,700
Allan R. DeBoer	29,700	—	29,700
Michael J. Fogarty	29,650	—	29,650
Timothy R. Geisler	61,600	—	61,600
Karen L. Himle	23,700	6,261	29,961
Malcolm W. McDonald	33,400	3,963	37,363
Mahlon C. Schneider	26,500	—	26,500

(1)	We allow directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of the board. We pay deferred fees over a yearly period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred. A director who is one of our employees receives no separate compensation for services as a director. At December 31, 2008, Mr. DeBoer had a deferred fee balance of $200,259 and Mr. Schneider had a deferred fee balance of $126,631.

(2)	The amount reported is the compensation expense recognized in our financial statements for 2008 pursuant to SFAS No. 123(R). In accordance with SFAS No. 123(R), we determine the fair value of options awards at the date of grant and recognize the expense of the options for financial reporting purposes over the vesting period. For options awarded in 2005, the most recent year in which we granted stock options, the fair values of option grants were estimated on the date of grant using a Black Scholes option valuation model based on the following assumptions: 4.03% risk-free interest rate; 9 year expected life; 8.75% expected volatility; and 2.9% expected dividends. We granted 15,000 options to each director when they became a member of the board. Options outstanding at December 31, 2008 totaled 0 for Mr. Benson, 10,500 for Mr. Geisler and 15,000 for each of the other directors. The exercise prices of the outstanding options range from $11.25 to $30.00. No director received any option grants in 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We have not paid any compensation to our executive officers since our formation. We do not anticipate paying any compensation to these officers until we become actively involved in the operation or acquisition of businesses other than our banking subsidiary. The following discusses the compensation paid or accrued by our banking subsidiary for services rendered by our principal executive officer, principal financial officer and our three most highly compensated other executive officers for 2008. We sometimes refer to the executive officers as the named executive officers.

The compensation committee of our board of directors establishes and administers the compensation and benefits program for executive officers and directors. The compensation committee has designed our executive compensation program to achieve the following primary goals:

•	to attract and retain a highly qualified and coordinated workforce of executives who have the skills, experience and work ethic required to effectively achieve our goals and objectives; and

•	to align executives’ interests with the creation and maintenance of long-term stockholder value.

Two recent developments have impacted our compensation programs and procedures. First, on December 23, 2008, we issued securities to the United States Treasury under the CPP. Under the CPP, we and our senior executive officers must comply with certain limitations on executive compensation pay and practices throughout the time the Treasury holds our securities that it purchased under the CPP. The compensation provisions of the legislation under which the CPP is authorized were amended significantly effective February 17, 2009, and implementing regulations have not yet been issued. See “Impact of the Capital Purchase Program on Compensation Matters” on the following pages. Second, on January 28, 2009, Michael McNeil, our former President and Chief Executive Officer resigned from all positions with our company and the bank, and Bradley C. Krehbiel was appointed President of the bank. Through that appointment, Mr. Krehbiel became our principal executive officer. The following discussion and analysis generally applies to our compensation programs and procedures as they were in effect for 2008, and to the extent permitted by the limitations under the CPP, as they currently would remain. However, based on the recent developments discussed above, we anticipate that modifications to our compensation programs and procedures will be required in 2009. The regulatory environment related to the CPP continues to evolve, and extent of the modifications that we will be required to make to our compensation programs and procedures remains pending.

The committee seeks to achieve the goals of our executive compensation program by providing for a competitive base salary, short-term cash incentives and intermediate and long-term equity awards. Base salaries generally represent one-half to two-thirds of our executives’ total annual potential compensation (which consists of base salary, cash bonus potential and the grant date value of equity compensation awards granted in a particular year). The committee’s philosophy is that base salaries are a significant retention element of compensation, and that our base salaries should be competitive with those of similar sized financial institutions that have operating results similar to ours. The remainder of our executives’ annual potential compensation is divided between cash incentives and equity awards. Cash incentives are a discretionary element of compensation that the committee uses to reward executives for performance, including contributions to company performance, that is consistent with the creation and maintenance of intermediate and long-term stockholder value. Equity awards are designed to promote the retention of executives and to align their interests with the creation and maintenance of intermediate and long-term stockholder value. The compensation committee seeks to blend the elements of the compensation program so that base salaries provide competitive compensation for short-term retention purposes, incentive elements of compensation (incentive bonuses and the appreciation potential of equity awards) provide sufficient incentives to motivate executives to achieve business objectives that will lead to the creation and maintenance of intermediate and long-term stockholder value and time-based elements of compensation (time-based vesting of equity awards) provide sufficient incentives for long-term executive retention and encourage executives to have a long-term perspective in creating and maintaining stockholder value.

In designing our compensation programs, we consider, as ancillary matters, the accounting treatment in our financial statements and the tax impact on us of various potential elements of compensation. We also consider, as ancillary matters, the tax impact, including the timing of taxation, on our executives of various potential elements of compensation. In the past, we have modified the mix of our compensation elements based on changes in financial accounting treatment (such as changing the nature of equity compensation awards partially in response to changes in accounting for equity compensation) and included compensation elements with favorable tax treatment for our employees (such as employer 401(k) contributions), and we may do so again in the future. However, we do not consider accounting and tax matters as primary factors in managing our compensation program. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial accounting and tax treatment of existing and potential elements of our executive compensation program.

The compensation committee consists exclusively of independent non-employee directors. The committee has the authority to retain compensation consultants to assist in the evaluation of executive officer compensation. In 2008, the committee did not engage an independent compensation consultant.

The committee directs our chief financial officer and his staff to perform an annual survey of executive compensation at similar sized financial institutions with similar operating results based on public filings to assist it in determining executive compensation. The survey includes base salaries, bonuses, restricted stock awards, option awards, other compensation and total compensation, all as reported in public filings. The committee reviews executive compensation information from financial institutions that are similar to ours as the information helps the committee members assess whether elements of our executive compensation program are competitive and understand the elements, mix of elements and range in compensation amounts attributable to various elements of compensation paid by similar financial institutions. In determining the 2008 compensation amounts, the committee considered publicly available compensation data for banks and thrifts with assets between $750 million and $1.5 billion with return on asset ratios of .75%-1.25% and return on equity ratios of 7.5%-12.5%. In 2007, the year for which financial results were available when we identified comparable companies, we had assets of $1.0 billion, a return on assets ratio of 1.0% and a return on equity ratio of 10.93% based on an average of the three most recent years. In an attempt to focus the survey on the midrange of the competitive market and reduce wide variances, we eliminated from each executive officer’s survey the five financial institutions with the highest total compensation amounts and the five financial institutions with the lowest compensation amounts. The financial institutions included in the annual survey were Atlantic Southern Financial Group, Inc., Bar Harbor Bankshares, Centrue Financial Corporation, Citizens & Northern Corporation, Community Capital Corporation, Crescent Banking Company, Eagle Bancorp, Inc., Eastern Virginia Bankshares, Inc., Enterprise Bancorp, Inc., First National Lincoln Corporation, First Security Group, Inc., German American Bancorp, Inc., MetroCorp Bancshares, Inc., Northrim BanCorp, Inc., PAB Bankshares, Inc., Peapack-Gladstone Financial Corporation, Peoples Financial Corporation, Porter Bancorp, Inc., Pulaski Financial Corp., Severn Bancorp, Inc., Wilber Corporation and WGNB Corporation. The survey included data from these companies on base salaries, bonuses, restricted stock awards, option grants and other compensation.

For 2008, the committee established the annual compensation program for the chief executive officer after evaluating his performance prior to the beginning of the year. The chairman of our compensation committee developed a preliminary compensation package for the chief executive officer prior to the beginning of 2008. The chairman reviewed the preliminary compensation package with the other committee members before presenting it to the chief executive officer. After incorporating input from the committee, the chairman reviewed the proposed compensation package with the chief executive officer, and they engaged in a dialogue regarding the elements and magnitude of the plan. This dialogue took place over the period of several weeks. Throughout the dialogue, the chairman consulted with other members of the committee as he deemed necessary. Once the chairman had considered the input of the chief executive officer, and made any revisions to the proposed compensation package that he considered appropriate, the chairman presented the proposed compensation package to the full compensation committee for approval. The chief executive officer proposed the 2008 annual compensation programs for each of our other executive officers, and the committee evaluated and approved or modified those compensation programs.

Our annual financial performance against our budget is one of the factors the compensation committee considers when evaluating executive compensation. Our budget generally is historically based and is driven extensively by our interest rate model. Our annual budget is prepared by our chief financial officer and his staff. Versions of the budget are reviewed with, and adjustments are proposed by, our senior management, including our principal executive officer, in an iterative process. Management attempts to develop a budget that is appropriate and attainable. After our senior management approves the annual budget, it is presented to, and approved by, the full board of directors.

In acting on the compensation programs for executive officers, the committee considers many factors, including the results of the annual survey of executive compensation, our overall performance compared to expected results and the contributions of the executive to achieving our strategic goals. Although we do not have formal stock ownership guidelines, the committee does consider the value and vesting timetable of outstanding equity awards held by executive officers in determining the timing and amount of new equity awards. While the committee may from time to time establish specific objectives for the receipt of incentive compensation, our compensation program is essentially a discretionary system in which the committee uses annual compensation survey data and draws upon the business experience, business judgment and general knowledge of its members to evaluate compensation matters collaboratively and subjectively.

Elements of Compensation

Executive compensation includes the following elements:

Base Salary.  The base salary amount is the fixed portion of each executive’s annual compensation and typically represents 50%-70% of an executive’s total annual potential compensation. Salary levels are based primarily on the executive’s responsibilities and experience and the market compensation paid by similar sized financial institutions for similar positions, as indicated in the annual compensation survey prepared for the committee. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. While we intend for our overall compensation packages, including the base salary element, to be competitive, our base salaries generally are below the mid-point of the range of base salaries for comparable positions reflected in the annual compensation survey prepared for the committee. Lower base salaries allow us to weight compensation more to discretionary elements of compensation so that we can vary compensation based on performance, including company performance.

Chief Executive Officer 2008 Non-Equity Incentive Plan.  The committee established a non-equity incentive plan as a short-term incentive for our chief executive officer for 2008. The plan was based on the achievement of annual financial and non-financial objectives, which were established by the committee, after consultations with our chief executive officer, at the beginning of 2008. The allocation of incentives between financial and non-financial objectives for the 2008 plan was split 25% for attainment of budgeted net income (which would have represented an increase of net income in 2008 of 5.1% from 2007 net income adjusted by approximately $3.6 million for items considered nonrecurring and expected changes in net interest income) and 75% for attainment of strategic objectives. Strategic objectives included reducing our required provision for loan losses below the budgeted amount (which would have represented a decrease of more than 30% from the 2007 provision), increasing deposits other than certificates of deposit by more than 3.5% from their 2007 levels, meeting or exceeding the budget amount of non-interest income (which was essentially equivalent to 2007 non-interest income excluding approximately $1.0 million of non-interest income considered nonrecurring) and meeting performance objectives for specified market segments and bank branch offices.

Under the 2008 plan, our chief executive officer was eligible to receive a bonus of $50,000 for attaining budgeted net income. Our chief executive was also eligible to receive a bonus up to $150,000 for attaining certain strategic objectives. Our chief executive officer received no payments under the non-equity incentive plan for 2008.

Chief Executive Officer Discretionary Annual Bonus.  Our chief executive officer was eligible to receive a discretionary bonus. In evaluating whether to award our chief executive officer a discretionary bonus, and the amount of that bonus, the committee considered payment, if any, under his non-equity incentive plan, trends in our financial performance over multi-year time horizons, the importance of continuity and stability in the chief executive officer position to developing and implementing sound long-term strategic plans, and the chief executive officer’s contributions to non-financial aspects of our business such as enhancing our reputation and maintaining a favorable corporate culture. Any bonus amount was to be paid in cash in an amount reviewed and approved by the committee in a single installment during the first quarter of the year after the bonus was earned. Our chief executive officer received no discretionary bonus for 2008

Non-Chief Executive Officer Discretionary Annual Bonus.  The committee has the authority to award discretionary annual bonuses to our non-chief executive officers. These bonuses are intended to compensate executive officers based on our financial and operating performance, and are determined after considering the individual performance of the executive officers for the prior year. No discretionary bonuses were awarded to our non-chief executive officers for 2008.

Any non-chief executive bonus amounts are paid in cash in an amount reviewed and approved by the committee in a single installment during the first quarter of the year after the bonus is earned. The amount of the executive officer’s bonus potential is generally based on a percentage of the executive’s base salary. The amount of each executive officer’s bonus potential is communicated to him or her at the beginning of each year, but no firm bonus criteria are established. Also, the committee retains the authority to have bonuses paid in excess of the pre-established percentage of the executive’s base salary. The bonus amounts are fully discretionary, but the committee generally exercises that discretion based on our financial performance relative to budgeted net income, general market and economic conditions, as well as an evaluation of the executive’s personal performance.

Restricted Stock Grants.  The issuance of restricted stock is designed to provide an intermediate-term retention incentive for executives, align executives’ interests with the creation and maintenance of long-term stockholder value and reward executives for managing our performance to increase stockholder value. Restricted stock grants are intermediate-term retention incentives because they generally vest over a three-year period and require continued employment by the executive during the vesting period. Restricted stock provides a stronger retention incentive than stock options, which also vest over time, because executives are assured of realizing value as restricted stock vests over time, although that value will vary based on the trading price of the stock at the time of vesting. With stock options, executives only realize value over time if the price of the stock increases from the option exercise price. The committee’s philosophy is that restricted stock grants also may encourage executives to balance the risks of losses in stockholder value against the potential for gains in stockholder values when evaluating business decisions. If executives receive only stock options as equity incentive awards, they may adopt higher-risk business strategies in an attempt to increase their company’s stock price because the only loss they suffer if the strategies fail and their company’s stock price declines is the loss of the potential for value from the option. When executives hold restricted stock, they share in the loss of value realized if the stock price declines. As a result, the executives may adopt strategies that strike a better balance between the potential for stock price appreciation and the risk that a failed strategy will lead to a stock price decline. The committee recommended adoption of the HMN Financial, Inc. 2009 Equity Incentive Plan to the board of directors in part to permit the continued use of restricted stock grants as an element of compensation.

The committee began using restricted stock grants as an element of fulfilling the equity ownership objective of the overall compensation program in 2004, when the accounting requirements for expensing stock options changed and the difference in the financial statement impact between granting awards of restricted stock and granting option awards was reduced. The committee also determined that the long-term vesting requirements of outstanding stock options adequately fulfilled the long-term incentive portion of the compensation plan and that intermediate-term incentives were needed to complement the other types of compensation issued to executive officers.

Stock Options.  The committee’s philosophy is that part of the financial rewards and incentives for executive officers should come from increases in the value of our common stock. The issuance of stock options is designed to reward executives for favorable long-term performance of our stock. Stock options are a long-term incentive as they generally vest over a three to ten-year period and are exercisable up to ten years from the grant date. Because they are a long-term incentive, stock options encourage the long-term employment of executives which is important to ensure the continuity of our business operations. Beginning in 2004, the committee began issuing restricted stock grants as an equity incentive instead of stock options due, in part, to the relatively long remaining vesting and exercise periods of the then outstanding stock options. No stock options have been issued to executive officers in the past four years. It is anticipated that, subject to CPP limitations, we will continue to use stock options as a long-term incentive for executives and that the committee in its discretion will grant new stock options as the remaining vesting and exercise periods for outstanding options decreases. The committee historically made stock option grants in the first quarter of the year, after our fiscal results were released, but prior to our first quarter results being known. The committee may make option grants at other times based on individual circumstances, but will not time option grants based on favorable or unfavorable information about our operations or prospects. The committee recommended adoption of the HMN Financial, Inc. 2009 Equity Incentive Plan to the board of directors in part to permit the continued use of stock options as an element of compensation.

Employee Stock Ownership Plan (ESOP).  Our executive officers participate on a nondiscriminatory basis in our ESOP. All of our employees are eligible to participate in the ESOP after they complete one year of service as defined by the plan. The ESOP holds shares that secure a loan for the funds that were used to acquire the ESOP shares. Each year the security interest is released from a fixed number of shares as a fixed amount of the loan is amortized. The shares that are released from the security interest are allocated to eligible participant accounts based on the percentage of the participant’s compensation (subject to limits) to the entire compensation of all plan participants. The value of the ESOP contributions generally has represented between 6%-12% of each executive’s base salary amount. In 2008, the value of the ESOP contributions decreased significantly due to the decline in our share price. The committee considers the value of the ESOP contributions when it establishes annual compensation amounts and when it considers the mix between cash and equity compensation. The committee also considers the value of the ESOP contributions when evaluating the total compensation of our executives relative to the compensation of other executives at similar companies.

Other In-Service Compensation.  Executive officers participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan and group life insurance plan. Historically, we have award nominal cash bonuses annually to all employees, including our executives, based upon years of service. In the past, we also provided Mr. Krehbiel and Ms. Kolling with use of a company car as their jobs require extensive travel, however we have discontinued this practice. The committee considers all of the benefits granted to executives when determining executive compensation amounts and comparing compensation amounts to other executives at similar companies.

Post-Service Compensation.  The committee’s philosophy is that post-service compensation contributes to executive retention. We therefore allow all employees and executives to participate, on a nondiscriminatory basis, in a 401(k) plan with a 25% match on employee contributions up to 8% of the employee’s salary. Upon retirement from our company, all employees, including executive officers, are eligible to withdraw their balance from the 401(k) plan and ESOP in accordance with the plans, and to receive any benefit payments to which they are eligible from our defined benefit pension plan. If an executive retires after 15 years of service, we will continue to pay the employer portion of his or her health insurance coverage until he or she reaches the age of 65. The committee considers post-service compensation when determining executive compensation amounts, but our compensation programs are designed primarily on in-service compensation.

We also have entered into change-in-control agreements with our executive officers that, subject to CPP requirement, may provide post-service compensation to executive officers if their employment is terminated following a change in control of our company. The committee’s philosophy is that change-in-control agreements are appropriate to induce executives to remain with our company in the event of a proposed or anticipated change in control or through a change in control to facilitate an orderly transition to new ownership. The change-in-control agreements also assist us in recruiting and retaining executives by providing executives with appropriate economic security, given the relatively limited number of alternative employers in our industry and geographic area, against loss of employment following a change in control.

Recovery of Performance-Based Compensation

The Sarbanes-Oxley Act requires recovery of certain incentive and equity compensation from our principal executive officer and principal financial officer in the event of restatement of financial results due to misconduct. The audit committee is responsible for determining if bonus or stock compensation paid to the principal executive officer or principal financial officer should be recovered in the event of a restatement.

Impact of the Capital Purchase Program on Compensation Matters

Restrictions on Compensation.  On December 23, 2008, we issued securities to the United States Treasury under the CPP. Under the CPP, we and our senior executive officers must comply with certain limitations on executive compensation pay and practices throughout the time the Treasury holds our securities. These include the following requirements:

•	our compensation committee must review within 90 days of the Treasury’s purchase of our securities incentive compensation arrangements for our named executive officers with our senior risk officers to assess and limit arrangements which encourage “unnecessary or excessive risks” that could threaten the value of our company; the compensation committee also must meet annually with the senior risk officer to discuss and review the relationship between our company’s risk management policies and practices and the named executive officers’ incentive compensation arrangements; and the compensation committee must certify to the foregoing in our proxy statement;

•	any named executive officer bonus or incentive compensation paid must be subject to recovery by the company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric;

•	we may not make any compensation payment to a named executive officer on account of an involuntary severance from employment or in the event of our receivership to the extent the aggregate present value of such payments equals or exceeds three times that person’s annual compensation computed in accordance with Section 280G(e) of the Internal Revenue Code; and

•	we may not claim a deduction in an applicable tax year for federal income tax purposes from remuneration in excess of $500,000, as calculated in accordance with Section 162(m)(5) of the Internal Revenue Code.

In addition, on February 17, 2009, the American Recovery and Reinvestment Act of 2009, or ARRA, was signed into law. The ARRA provides that the Secretary of Treasury will require each CPP participant to meet appropriate standards for executive compensation and corporate governance. Those appropriate standards must include:

•	limits on compensation that exclude incentives for senior executive officers of CPP participants to take “unnecessary or excessive risks” that could threaten the value of the CPP participant;

•	a provision for the recovery by CPP participants of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next 20 most highly compensated employees of the CPP participant based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	a prohibition on CPP participants making any payment (except payments for services performed or benefits accrued) to a senior executive officer or any of the five most highly compensated employees of the CPP participant for departure from the CPP participant for any reason;

•	a prohibition against a CPP participant paying or accruing any bonus, retention award, or incentive compensation, except for long-term restricted stock with a value not greater than one-third of annual compensation that does not fully vest during the period in which any obligation arising from the financial assistance provided to the CPP participant remains outstanding, for (at our level of participation in the CPP) the five most highly compensated employees of the CPP participant; and

•	a prohibition on any compensation plan that would encourage manipulation of the reported earnings of the CPP participant to enhance the compensation of any of its employees.

Each of the requirements listed above will impact the design of our compensation programs and arrangements for our executive officers so long as the Treasury holds our securities and potentially beyond that period. However, the Treasury has not issued implementing regulations governing these new required standards, which vary in certain material respects from previously existing requirements. The extent and nature of the impact of these new requirements on our compensation programs and arrangements remains under consideration as the regulatory environment related to the CPP continues to evolve. Our compensation programs and procedures for 2009 will be determined following publication of additional regulatory guidance.

Recovery of Incentive Compensation.  Pursuant to existing Treasury regulations, all bonuses and other incentive compensation arrangements with our senior executive officers have been amended to provide that during the time the Treasury holds a position in our shares, we may recover any payments that were based on materially inaccurate financial statements or any other materially inaccurate performance metrics used to award bonuses or incentive compensation. The right to recover these payments is not dependant upon the occurrence of a restatement of our financial results or of any misconduct.

Restriction on Payment of Golden Parachutes.  Also pursuant to existing Treasury regulations, arrangements with our senior executive officers have been amended to prohibit, while the Treasury maintains its investment in our securities, any compensation payment to a named executive officer on account of an involuntary severance from employment or in the event of our receivership to the extent that the aggregate present value of such payments equals or exceeds three times that person’s annual compensation computed in accordance with Section 280G(e) of the Internal Revenue Code.

Safeguards Against Unnecessary or Excessive Risk.  As noted above, under requirements related to the CPP, the compensation committee must review senior executive officer incentive compensation with our senior risk officer to assess whether those arrangements encourage “unnecessary or excessive risks” to our company. The risk assessment must be done no later than 90 days after the Treasury’s purchase of our shares. Additionally, the compensation committee also must meet annually with the senior risk officer to discuss and review the relationship between our company’s risk management policies and practices and the named executive officers’ incentive compensation arrangements. The term “senior executive officer” is defined as the chief executive officer, chief financial officer, and the three other most highly compensated executive officers. These senior executive officers are our named executive officers, as defined above.

Our compensation committee has met with our senior risk officer to undertake the foregoing discussions and reviews relating to incentive compensation for our named executive officers. Based on, among other factors, its assessment of the principal risks to which our company is subject, its evaluation of the existing compensation arrangements for our named executive officers, the relatively significant portion of total compensation represented by base salary as opposed to variable forms of compensation, the discretion to award incentive compensation exercisable by the company, the customary use of non-financial objectives in determining a significant portion of any bonus compensation, the use of restricted stock as a significant component of equity incentive compensation and the sole component in recent years, the required vesting periods included in equity awards and the clawback requirements to which incentive compensation is now subject, the compensation committee concluded that our incentive compensation for our named executive officers does not encourage unnecessary or excessive risk that would threaten the value of our company.

COMPENSATION COMMITTEE REPORT

The compensation committee certifies that it has reviewed with senior risk officers the named executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage named executive officers to take unnecessary and excessive risks that threaten the value of our company; and met to discuss and review the relationship between our risk management policies and practices and the incentive compensation arrangements for our named executive officers.

The compensation committee has discussed and reviewed the compensation discussion and analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Members of the Compensation Committee

Duane D. Benson
Allan R. DeBoer
Michael J. Fogarty
Karen L. Himle

2008 EXECUTIVE COMPENSATION

Summary Compensation Table

				Non-Equity	Stock	Option	All Other
		Salary	Bonus	Incentive	Awards	Awards	Compensation
Name and Principal Position	Year	($)	($)(3)	Plan($)	($)(4)	($)(4)	($)(5)	Total ($)

Michael McNeil(1)	2008	338,000	150	0	105,829	4,592	22,733	471,304
President and Chief	2007	325,000	45,150	120,000	88,433	5,297	34,089	617,969
Executive Officer	2006	310,000	50,150	0	51,452	5,574	36,141	453,317
Jon J. Eberle	2008	142,000	150	0	44,310	1,713	7,713	195,886
Senior Vice President,	2007	136,500	33,593	0	35,452	1,872	17,489	224,906
Chief Financial Officer	2006	130,000	24,525	0	18,473	2,960	20,893	196,851
and Treasurer
Dwain C. Jorgensen	2008	112,300	150	0	35,548	2,170	6,505	156,673
Senior Vice President,	2007	109,000	26,855	0	29,997	2,314	14,194	182,360
Technology, Facilities and	2006	105,825	19,992	0	16,389	3,298	17,840	163,344
Compliance Services
Susan K. Kolling	2008	119,300	150	0	37,441	1,599	12,469	170,959
Senior Vice President,	2007	114,738	28,261	0	31,398	1,770	19,391	195,558
Business Development	2006	110,325	20,863	0	16,789	2,929	18,838	169,717
Bradley C. Krehbiel(2)	2008	160,700	150	0	50,502	2,059	15,291	228,702
Executive Vice President,	2007	154,500	38,003	0	41,693	2,260	24,464	260,920
Business Banking	2006	150,000	20,150	0	22,415	3,629	28,397	224,591

(1)	Mr. McNeil resigned from all positions with our company on January 28, 2009.

(2)	Mr. Krehbiel was appointed President of our banking subsidiary on January 28, 2009. He served as Executive Vice President, Business Banking of our banking subsidiary for the periods presented.

(3)	We generally pay bonuses for a fiscal year in the first quarter of the following fiscal year. The bonus amounts include a customary $150 annual holiday bonus.

(4)	The amount reported is the compensation expense recognized in our financial statements pursuant to SFAS No. 123(R). In accordance with SFAS No. 123(R), we determine the fair value of options awards or restricted stock awards at the date of grant and recognize the expense for financial reporting purposes over the vesting period. For options awarded in 2005, the most recent year in which we granted stock options, the fair values of option grants were estimated on the date of grant using a Black Scholes option valuation model based on the following assumptions: 4.03% risk-free interest rate; 9 year expected life; 8.75% expected volatility; and 2.9% expected dividends. For restricted stock awards we use the average grant date stock price.

(5)	All other compensation consists of the following:

				Dividends Received
	Employer 401(k)	Value of Common	Employer Paid Life	on Vested	Perquisites and
	Contribution	Stock Allocated to	Insurance Premiums	Restricted Stock	Other Personal
Name	($)	ESOP ($)	($)	($)	Benefits ($)(a)	Total ($)

Michael McNeil
2008	4,600	2,755	664	5,069	9,645	22,733
2007	4,500	18,756	619	2,293	7,921	34,089
2006	4,500	23,745	562	702	6,632	36,141
Jon J. Eberle
2008	3,543	2,122	74	1,974	0	7,713
2007	3,262	13,262	104	861	0	17,489
2006	2,983	17,492	173	245	0	20,893
Dwain C. Jorgensen
2008	2,779	1,664	335	1,727	0	6,505
2007	2,581	10,525	304	784	0	14,194
2006	3,269	14,210	121	240	0	17,840
Susan K. Kolling
2008	2,975	1,782	241	1,803	5,668	12,469
2007	2,738	11,113	335	819	4,386	19,391
2006	2,752	14,814	130	250	892	18,838
Bradley C. Krehbiel
2008	3,875	2,396	134	2,369	6,517	15,291
2007	3,629	14,375	189	1,061	5,210	24,464
2006	2,517	20,178	216	316	5,170	28,397

(a)	Perquisites and other personal benefits include cash payments for country club dues and the use of company cars.

Employment Agreement

We entered into an employment agreement with Mr. McNeil on May 27, 2008. The agreement provided for an initial base salary of $338,000 but was subject to a potential annual upward adjustment based on a review of Mr. McNeil’s performance by the compensation committee of our board. Mr. McNeil’s annual base salary prior to his resignation was $338,000. The agreement had an initial term of three years. On April 30 of each year, the term was to automatically extend for a period of twelve months in addition to the then-remaining term of employment, unless any party to the agreement gives contrary written notice or under certain other circumstances. At the time of Mr. McNeil’s resignation, the term of the agreement extended through December 31, 2010. Under the circumstances of his resignation, but subject to any current or future applicable limitations under the CPP, Mr. McNeil will continue to receive his salary and a reimbursement for the cost of premiums to maintain the same level of health insurance coverage as he was receiving before the date of termination through the remaining term of the agreement.

Change-In-Control Agreements

Our banking subsidiary entered into a change-in-control agreement with Mr. McNeil as of May 27, 2008, which remained effective until his resignation. The circumstances of Mr. McNeil’s resignation did not entitle him to any payment under his change-in-control agreement. Each of Messrs. Eberle, Krehbiel and Jorgensen and Ms. Kolling entered into a change-in-control agreement with our banking subsidiary as of May 27, 2008. These agreements expire on May 30, 2010, but they provide for an automatic extension for one year and from year to year thereafter unless either applicable party gives contrary written notice 180 days prior to the expiration date each year. The current term of the agreements extends through May 30, 2010. These agreements are designed to assist us in maintaining a stable and competent management team. The agreements provide for a cash payment equal to a percentage of the employee’s prior year base salary and bonus prior to termination in the event that their employment is terminated in connection with a change of control. A change of control has occurred under the agreements if any person other than the executive, us, or one of our benefit plans acquires or becomes beneficial owner of 35% or more of our outstanding stock entitled to vote in a general election of directors; a majority of the members of our board are replaced as a result of an actual or threatened election contest, a reorganization, merger or consolidation of us is consummated that changes our ownership by 35% or more; our stockholders approve a complete liquidation or dissolution of us or disposition of substantially all of our assets. The employee will also be eligible for the cash payment if they voluntarily terminate employment within one year after a change in control has occurred if their duties, responsibilities, base salary, or benefits are reduced or if their principal place of employment is relocated more than 35 miles from its current location. Messrs. Eberle, Jorgensen and Krehbiel and Ms. Kolling are entitled to receive a cash payment equal to 200% of the sum of their respective base salary and actual bonus for the taxable year prior to the change of control. These agreements also provide that the employees may participate in the health, disability and life insurance plans and programs that the employees were entitled to immediately prior to termination for one year after termination. The amounts payable pursuant to these agreements will be reduced by the amount of any severance pay that the employees receive from the bank, its subsidiaries or its successors. Based on their prior year base salary and bonus amounts, if their employment had been terminated as of December 31, 2008 under circumstances giving rise to the salary payment described above, Mr. Eberle would have been entitled to receive approximately $340,186, Mr. Jorgensen would have been entitled to receive approximately $271,710, Mr. Krehbiel would have been entitled to receive approximately $385,006 and Ms. Kolling would have been entitled to receive approximately $285,998. The agreements provide that if the cash payments under the agreements together with any other compensation payments triggered by the change in control would constitute a “parachute payment” under Section 280G of the internal revenue code, the cash payments under the agreements would be reduced to the largest amount as would result in no portion of the payment being subject to an excise tax under the code. The continued effectiveness of the change-in-control agreements is subject to any current or future applicable limitations under the CPP.

In addition to the change in control agreements, our restricted stock agreements provide that if there is a merger, dissolution, liquidation of us or sale of substantially all of our assets, the restrictions on the restricted shares shall lapse. Based on the closing price of our common stock on December 31, 2008, the last trading day before year end, and the number of shares of stock subject to restrictions held by them, shares with a value of approximately $14,989 held by Mr. Eberle, shares with a value of approximately $11,921 held by Mr. Jorgensen, shares with a value of approximately $17,001 held by Mr. Krehbiel and shares with a value of approximately $12,611 held by Ms. Kolling, would have been freed from restrictions if the restrictions on the shares would have lapsed on December 31, 2008.

Grants of Plan-Based Awards in 2008

		Restricted Stock
		Awards: Number of	Fair Market Value
		Shares of Stock or	of Restricted Stock
Name	Grant Date	Units (#)	Awards ($)

Michael McNeil	January 25, 2008	5,377	126,790
Jon J. Eberle	January 25, 2008	2,259	53,267
Dwain C. Jorgensen	January 25, 2008	1,787	42,137
Susan K. Kolling	January 25, 2008	1,898	44,755
Bradley C. Krehbiel	January 25, 2008	2,557	60,294

Based on a market value of $23.58 on January 25, 2008

Outstanding Equity Awards

The following tables summarize the outstanding option grants and stock awards at December 31, 2008 of the named executive officers and the value of the restricted stock that vested in 2008.

Outstanding Equity Awards at December 31, 2008

	Option Awards				Stock Awards
	Number of				Number of	Market Value
	Securities	Number of			Shares or	of Shares or
	Underlying	Securities			Units of	Units of
	Unexercised	Underlying	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

Michael McNeil	50,000	0	11.50	04/28/2009	8,536	35,680
	1,520	24,796	16.13	04/28/2009
	5,000	0	27.64	04/28/2009
Jon J. Eberle	0	9,853	16.13	04/15/2012	3,586	14,989
	3,640	0	27.66	03/02/2014
Dwain C. Jorgensen	0	12,500	16.13	04/15/2012	2,852	11,921
	3,580	0	27.66	03/02/2014
Susan K. Kolling	0	9,189	16.13	04/15/2012	3,017	12,611
	3,780	0	27.66	03/02/2014
Bradley C. Krehbiel	0	11,842	16.13	04/15/2012	4,067	17,001
	4,540	0	27.66	03/02/2014

(1)	Mr. McNeil received a grant of options on February 13, 2004, of which 1,250 vested on February 13, 2008. Mr. McNeil also received a grant of options on April 16, 2002, of which 1,520 options vested on April 16, 2008, and 6,199 options will vest on the anniversary date in each of 2009, 2010, 2011 and 2012. Mr. Eberle received a grant of options on April 16, 2002, of which 3,654 options will vest on April 16, 2011, and 6,199 options will vest on January 1, 2012. Mr. Jorgensen received a grant of options on April 16, 2002, of which 102 options will vest on April 16, 2010, and 6,199 options will vest on each of April 16, 2011 and January 1, 2012. Ms. Kolling received a grant of options on April 16, 2002, of which 2,990 options will vest on April 16, 2011, and 6,199 options will vest on January 1, 2012. Mr. Krehbiel received a grant of options on April 16, 2002, of which 5,643 options will vest on April 16, 2011 and 6,199 options will vest on January 1, 2012.

(2)	All of Mr. McNeil’s unvested stock awards were forfeited on January 28, 2009 upon his resignation. Of Mr. Eberle’s unvested stock awards, 361 shares vested January 24, 2009, 483 shares vested on January 25, 2009 and 483 shares will vest on January 25, 2010 and 753 shares vested on January 25, 2009 and 753 shares will vest on each January 25, 2010 and 2011. Of Mr. Jorgensen’s unvested stock awards, 294 shares vested on January 24, 2009, 385 shares vested on January 25, 2009 and 385 shares will vest on January 25, 2010, and 595 shares vested on January 25, 2009 and 596 shares will vest on each January 25, 2010 and 2011. Of Ms. Kolling’s unvested stock awards, 307 shares vested on January 24, 2009, and 385 shares vested on January 25, 2009 and 386 shares will vest on January 25, 2010, and 632 shares vested on January 25, 2009 and 633 shares will vest on each January 25, 2010 and 2011. Of Mr. Krehbiel’s unvested stock awards, 417 shares vested on January 24, 2009, 546 shares vested on January 25, 2009, and 547 shares will vest on January 25, 2010, and 753 shares vested on January 25, 2009, 852 shares will vest on January 25, 2010, and 853 shares will vest on January 25, 2011.

(3)	Represents market value of underlying securities at year end of $4.18, which is the closing price of the common stock on the last trading day of 2008.

2008 Restricted Stock Vesting

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Vesting ($)(1)

Michael McNeil	2,774	65,411
Jon J. Eberle	1,111	26,692
Dwain C. Jorgensen	941	22,592
Susan K. Kolling	984	23,622
Bradley C. Krehbiel	1,307	31,390

(1)	Based on market value of $24.95 on January 24, 2008 and $23.58 on January 25 and 26, 2008.

Our employees are included in the Financial Institutions Retirement Fund (FIRF), a multi-employer comprehensive pension plan. This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the pension plan after five years of eligible service. Our policy is to fund the minimum amounts required by the plan, and in 2008, we made a contribution of $94,165 to the plan. On September 1, 2002, benefits for all of our existing participants under the plan were frozen, and as a result, no additional benefits have been earned and no new employees have been enrolled in the plan after that date. At age 65, Mr. McNeil will be entitled to annual payments of $5,667, Mr. Eberle will be entitled to annual payments of $4,141, Mr. Jorgensen will be entitled to annual payments of $28,247, Mr. Krehbiel will be entitled to annual payments of $2,567 and Ms. Kolling will be entitled to annual payments of $23,779. The annual benefit amount is calculated based on the employees’ base salary for the five years prior to the plan being frozen.

2008 Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Michael McNeil	FIRF	3 years, 5 months	46,696	0
Jon J. Eberle	FIRF	6 years, 11 months	11,388	0
Dwain C. Jorgensen	FIRF	27 years, 1 month	221,456	0
Susan K. Kolling	FIRF	28 years, 9 months	164,788	0
Bradley C. Krehbiel	FIRF	3 years, 2 months	10,781	0

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for 2008.

ADDITIONAL INFORMATION

We are furnishing our annual report, including financial statements, for the year ended December 31, 2008 to each stockholder with this proxy statement. Stockholders who wish to obtain an additional copy of our annual report, or a copy of our Current Report on Form 10-K filed with the Securities and Exchange Commission, for the year ended December 31, 2008 may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. The annual report is also available online at www.hmnf.com or www.proxydocs.com/hmnf.

HMN FINANCIAL, INC.
By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Dated: March   , 2009

EXHIBIT A

HMN FINANCIAL, INC.
2009 EQUITY INCENTIVE PLAN

1. Purpose.  The purpose of the HMN Financial, Inc. 2009 Equity Incentive Plan (the “Plan”) is to promote the interests of the Company and its stockholders by providing key personnel of, and advisors to, the Company and its Affiliates with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company will aid in attracting, motivating and retaining key personnel and advisors, including Non-Employee directors, and will align their interests with those of the Company’s stockholders.

2. Definitions.  The capitalized terms used in the Plan have the meanings set forth below.

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(b) “Agreement” means any written or electronic agreement, instrument or document evidencing the grant of an Award in a form approved by the Committee, including all amendments thereto.

(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Other Stock-Based Award.

(d) “Bank” means Home Federal Savings Bank, a federally chartered savings bank and a wholly owned subsidiary of Company.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means the Participant’s (i) incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Participant by the Company; (ii) violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) commission or omission of, or engaging in, any act or practice that constitutes a material breach of the Participant’s fiduciary duty to the Company, involves personal dishonesty on the part of the Participant or demonstrates a willful or continuing disregard for the best interests of Company; (iv) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company, its business or any of its customers, employees or vendors; (v) any failure of the Participant to materially conform to the Company’s Code of Business Conduct and Ethics; or (vi) the Participant’s material breach of any confidentiality, non-disclosure, non-solicitation, non-competition, invention assignment or similar agreement with the Company or any Affiliate.

(g) “Change in Control” means one of the following:

(1) Any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control:

(A) any acquisition of beneficial ownership by the Company, the Bank or a subsidiary of the Company or the Bank;

(B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company, the Bank or one or more of their subsidiaries;

(C) any acquisition or beneficial ownership by any corporation (including without limitation an acquisition in a transaction of the nature described in part (3) of this definition) with respect to which, immediately following such acquisition, more than 65%, respectively, of (x) the combined voting power of the Company’s or the Bank’s then outstanding Voting Securities and (y) the Company’s or the Bank’s then outstanding Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock, respectively, of the

Company or the Bank immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Common Stock, as the case may be, immediately prior to such acquisition;

(D) any acquisition of Voting Securities or Common Stock directly from the Company or the Bank; or

(E) any acquisition of beneficial ownership by the Participant or a group, acting in concert, that includes the Executive;

(2) Continuing Directors shall not constitute a majority of the members of the Board. For purposes of this Plan, “Continuing Directors” means: (A) individuals who, on the effective date of this Plan, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the effective date of this Plan for whose election proxies shall have been solicited by the Board or (C) any individual elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a “Continuing Director” shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation of the Company or the Bank or a statutory exchange of outstanding Voting Securities of the Company or the Bank, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, (x) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and (y) the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Common Stock, as the case may be; provided, however, that such a transaction shall not be deemed to be a Change in Control with respect to a Participant if a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company or the Bank shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, exchange or disposition of assets referred to above, by the Participant or by a group, acting in concert, that includes the Participant.

Notwithstanding the foregoing, for purposes of Awards hereunder that are subject to the provisions of Code Section 409A, no Change in Control shall be deemed to have occurred upon an event described in clauses (1) through (3) above that would have the effect of changing the time or form of payment of such Award unless such event would also constitute a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company for purposes of Code Section 409A.

(h) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(i) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3 hereof, each member of which shall be (i) an independent director within the meaning of the rules and regulations of The NASDAQ Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an “outside director” for purposes of Code Section 162(m).

(j) “Common Stock” means the common stock, par value $.01, of the Company.

(k) “Company” means HMN Financial, Inc., a Delaware corporation, or any successor thereto.

(l) “Corporate Transaction” means (i) dissolution or liquidation of the Company, (ii) a sale of substantially all of the assets of the Company, or (iii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation.

(m) “Disability” means, unless otherwise defined in an Agreement, any medically determinable physical or mental impairment that causes the Participant to be unable to carry out his job responsibilities for a continuous period of more than six months, in the sole determination of the Committee.

(n) “Employee” means an employee (including an officer or director who is also an employee) of the Company or an Affiliate.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p) “Fair Market Value” of a Share means the closing sale price of a Share on the NASDAQ Global Market (or such other national securities exchange as may at the time be the principal market for the Shares) on the date of determination (or if no sale occurred on that day, on the next preceding day on which a sale of Shares occurred). If the Shares are not then listed and traded upon a national securities exchange but are regularly quoted on an automated quotation system or by a recognized securities dealer, Fair Market Value of a Share shall be the closing sale price (or the average of the high bid and low asked prices if selling prices are not reported) on such system or by such dealer on the date of determination (or if no such prices were reported on that day, on the last day such prices were reported). In the absence of an established market for the Shares as described above, Fair Market Value of a Share will be what the Committee determines in good faith and in a manner consistent with Code Section 409A to be 100% of the fair market value of a Share on that date.

(q) “Full Value Award” means an Award other than an Option or Stock Appreciation Right.

(r) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s) “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422.

(t) “Non-Employee Director” means a member of the Board who is not an Employee.

(u) “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(v) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price.

(w) “Other Stock-Based Award” means an Award described in Section 12 of this Plan.

(x) “Parent” means a “parent corporation,” as defined in Code Section 424(e), of the Company.

(y) “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(z) “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance-based compensation” within the meaning of Code Section 162(m)(4)(C).

(aa) “Performance Period” means the period of time, as specified in an Agreement, during which Performance Measures must be achieved.

(bb) “Performance Measures” means any measures of performance established by the Committee that must be satisfied as a condition precedent to the vesting of an Award. For any Award intended to constitute Performance-Based Compensation, the Performance Measures shall consist of one or a combination of two or more of the following performance criteria: interest income; net interest income; income before income tax expense; net income; net income available to common stockholders; earnings per common share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on average assets, return on average equity) or by the degree to which any of the foregoing earnings measures exceed a percentage of interest income; cash flow; market share; net interest margin; stock price; total stockholder equity; asset quality; non-performing assets; interest income growth; operating income; cash flow per share; improvement in, or attainment of, non-interest expense levels or cost savings. Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.

(cc) “Performance Unit” means the right to receive a unit valued by reference to a designated number of Shares or a designated amount of cash upon the achievement of specified levels of one or more Performance Measures as provided in this Plan and the applicable Agreement.

(dd) “Prior Plan” means the HMN Financial, Inc. 2001 Omnibus Stock Plan.

(ee) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(ff) “Restricted Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(gg) “Securities Act” means the Securities Act of 1933, as amended and in effect from time to time.

(hh) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services, or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ii) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services to the Company or any Affiliate.

(jj) “Share” means a share of Common Stock.

(kk) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ll) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(mm) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any affiliate or with which the company or any Affiliate combines.

(nn) “Successor” means the guardian or legal representative of an incompetent Participant, or if the Participant is deceased, means the estate of the Participant or the person or persons who may, be bequest or inheritance, or pursuant to the terms of an Award, acquire the right to exercise an Option or Stock Appreciate Right or to receive cash and/or Shares issuable in satisfaction of an Award in the event of a Participant’s death.

(oo) “Transferee” means any “family member” (as defined by Rule 701(c)(3) under the Securities Act) of the Participant.

3. Administration of the Plan.

(a) Administration.  The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority.  Subject to the terms of the Plan, the Committee shall have the exclusive authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 16(c) and (d); and

(3) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan.

Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c) Acts of the Committee; Delegation.  A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to determine and administer Awards to Participants who are not subject to Section 16 of the Exchange Act to one or more persons who are either Non-Employee Directors or executive officers of the Company.

(d) Finality of Decisions.  The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(e) Indemnification.  Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and (ii) any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4. Shares Available Under the Plan.

(a) Maximum Shares Available.  Subject to Sections 4(b) and (c), and to adjustment as provided in Section 17, a total of 350,000 Shares shall be authorized for grant under the Plan. All Shares authorized for grant under this Plan may be granted as Incentive Stock Options. In determining the number of Shares to be counted against this limit in connection with any Award, the following rules shall apply:

(1) Each Share that is subject to an Award of Options or Stock Appreciation Rights shall be counted against the Shares available for distribution under this Plan as one Share.

(2) Each Share (or security that is convertibly into, or equivalent to, a Share) that is subject to any Award other than Options or Stock Appreciation Rights shall be counted against the Shares available for distribution under this Plan as one and two tenths (1.2) Shares.

(3) Where the number of Shares subject to the Award is variable on the Grant Date, the number of Shares to be counted against the limit prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the limit prior to the settlement of the Award shall be the largest number of Shares that would be counted against the limit under either of the Awards.

(5) With respect to the grant of Performance Units denominated in dollars, the number of Shares counted against the Shares available for distribution under this Plan shall be equal to the result of dividing (i) the dollar amount for which the Performance Unit is denominated by (ii) the Fair Market Value of one Share on the date the Performance Unit is granted.

(b) Effect of Forfeitures and Other Actions.  To the extent that any Award is forfeited or terminates without vesting, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan. Shares tendered or withheld to pay the exercise price of an Option or to pay tax withholding will count against the limitations set forth in Section 4(a) and will not be added back to the Shares available under the Plan. When a Stock Appreciation Right that may be settled for shares is exercised, the number of Shares subject to the Agreement shall be counted against the number of Shares available for issuance under the Plan as one Share for every Share subject thereto, regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

(c) Forfeitures Under 2001 Plan.  To the extent that any stock option or restricted stock award is forfeited or terminates without vesting, or any stock option terminates, expires or lapses without being exercised, under the 2001 Plan, the Shares subject to such stock option or restricted stock award not delivered as a result thereof shall be available for Awards under the Plan. Notwithstanding the foregoing, Shares tendered or withheld to pay the exercise price of a stock option or to pay tax withholding on an award under the 2001 Plan will not be added back to the Shares available under the Plan

(d) Source of Shares.  Shares issued under the Plan may come from authorized and unissued shares or treasury shares. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of an Award.

(e) Individual Option and SAR Limit.  The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 75,000.

5. Eligibility.  Participation in the Plan shall be limited to (i) Service Providers and (ii) any individual the Company desires to induce to become a Service Provider, so long as any such inducement grant is contingent upon such individual becoming a Service Provider. The granting of Awards is solely at the discretion of the Committee, except that Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement.  Except for Other Stock-Based Awards that involve only the immediate issuance of unrestricted and fully vested Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award.

(b) Vesting and Term.  Each Agreement shall set forth the period until the applicable Award is scheduled to expire and any applicable Performance Period. The Committee may provide for such vesting conditions as it may determine.

(c) Transferability.  Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant (or that Participant’s Successor) may exercise an Option or Stock Appreciation Right, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than to a Successor in the event of a Participant’s death. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred or assigned pursuant to a divorce decree or a domestic relations order, and may be transferable, to the extent permitted by law, to a Transferee if the Participant does not receive any consideration for the transfer. Any Award held by a Transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof to the Transferee. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any Transferee.

(d) Termination of Service.  Unless otherwise provided in an Agreement, and subject to Section 13 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1) Upon termination of Service for Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited and terminated without consideration.

(2) Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited and terminated without consideration.

(3) Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised within three months of the date of such termination.

(4) Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised within six months of the date of such termination.

(e) Rights as Stockholder.  No Participant, Successor, or Transferee shall have any rights as a stockholder with respect to any securities covered by an Award unless and until the date the Participant, Successor, or Transferee becomes the holder of record of the Shares, if any, to which the Award relates.

(f) Performance-Based Awards.  Any Award may be granted as a performance-based Award if the Committee establishes one or more Performance Measures upon which vesting, the lapse of restrictions or settlement in cash or Shares is contingent. With respect to any Award intended to be Performance-Based Compensation, the Committee shall establish and administer Performance Measures in the manner described in Section 19.

(g) TARP Compliance.  Solely to the extent, and for the period, required under applicable law or agreement on account of the Company’s participation in the Troubled Assets Relief Program under the Emergency Economic Stabilization Act of 2008, as amended from time to time (“EESA”), the Plan and each Agreement evidencing an Award shall be deemed to incorporate by reference the executive compensation and corporate governance standards of Section 111 of EESA, including any regulation or guidance issued thereunder, and any successor provisions thereto. The Company shall be deemed to have all such authority or power to limit or demand the forfeiture of any payment or benefit provided under the Plan or any Agreement, and a Participant’s right to receive or retain any such payment or benefit shall be deemed limited or forfeited, as the Committee, in its sole judgment, shall deem necessary or advisable in order to comply with any such standard as in effect from time to time, or to avoid a material adverse effect on the Company’s tax position.

7. Restricted Stock Awards.

(a) Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its sole discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award.

(b) Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Common Stock certificates issued in the name of the Participant. Any such Common Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the transfer restrictions and restrictive legend applicable to any book-entry evidencing such Shares will be removed, or a certificate for the Shares bearing no restrictive legend shall be delivered to the Participant or a Successor or a Transferee.

(c) Except as otherwise provided in this Plan or the applicable Agreement, a Participant with a Restricted Stock Award shall have all the other rights of a stockholder, including the right to receive dividends and the right to vote the Shares of Restricted Stock. Except as otherwise provided in this Plan or the applicable Agreement, any Shares or property other than regular cash dividends distributed with respect to unvested Shares subject to a Restricted Stock Award shall be subject to the same conditions and restrictions as the underlying Shares. Notwithstanding the foregoing, cash dividends on Shares subject to Restricted Stock or Restricted Stock Units Awards that have performance vesting provisions shall be subject to the same conditions and restrictions as the related Shares.

8. Restricted Stock Unit Awards.  A Restricted Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Unit Award. Following the vesting of a Restricted Stock Unit Award, payment to the Participant shall be made in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. Such payment shall either comply with the provisions of Code Section 409A or be made within such time period after vesting as will qualify such payment for the “short-term deferral” exemption from Code Section 409A.

9. Stock Option Awards.

(a) Type and Exercise Price.  The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date.

(b) Payment of Exercise Price.  The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee. The purchase price may be paid in cash or, if the Committee so permits, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased), or a combination thereof, unless otherwise provided in the Agreement. A Participant exercising an Option shall not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company.

(c) Exercisability and Expiration.  Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable more than seven years after its Grant Date. In no event shall any Option be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d) No Reload Options.  Options will not be granted under the Plan in consideration for, and the grant of Options will not be conditioned on, the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other Option.

(e) Incentive Stock Options.

(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of Option Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 (or such other limit as may be required by the Code to qualify the Option as an Incentive Stock Option). To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option.

(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

10. Stock Appreciation Rights.

(a) Nature of Award.  An Award of a Stock Appreciation Right shall entitle the Participant (or a Successor or a Transferee), subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified exercise price that shall not be less than 100% of the Fair Market Value of such Shares on the Grant Date of the Stock Appreciation Right.

(b) Exercise of SAR.  Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement; provided that no Stock Appreciation Right shall be exercisable more than seven years after its Grant Date. No Stock Appreciation Right shall be exercisable at any time after its scheduled expiration. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant (or a Successor or Transferee) shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right.

11. Performance Units.

(a) Initial Award.

(1) An Award of Performance Units under the Plan shall entitle the Participant (or a Successor or Transferee) to future payments of cash, Shares or a combination thereof, as specified by the Committee in the Agreement or otherwise, based upon the achievement of specified levels of one or more Performance Measures over the course of the relevant Performance Period. The Agreement shall specify the nature and requisite level(s) of achievement for each Performance Measure and the length of the Performance Period applicable to an Award of Performance Units, and may provide that a portion of a Participant’s Award will be paid for performance that exceeds the minimum target but falls below the maximum target applicable to the Award. The Agreement shall also provide for the timing of the payment, which shall either comply with the provisions of Code Section 409A or be in a lump sum occurring within the period necessary to cause it to qualify as a “short-term deferral” within the meaning of Code Section 409A.

(2) Following the conclusion or acceleration of each Performance Period, the Committee shall determine (i) the extent to which Performance Measures have been attained, (ii) the number of Performance Units that have been earned and the value thereof, (iii) the extent to which any other terms and conditions with respect to an Award relating to the Performance Period have been satisfied and (iv) the amount of the payment due with respect to an Award of Performance Units. Payment to the Participant of any Performance Unit Award shall be made in the form of cash, Shares or a combination of cash and Shares as determined by the Committee, and shall either comply with the provisions of Code Section 409A or be made within such time period after vesting as will qualify such payment for the “short-term deferral” exemption from Code Section 409A.

(b) Acceleration and Adjustment.  The Agreement may permit an acceleration of the Performance Period and an adjustment of Performance Measures and payments with respect to some or all of the Performance Units awarded to a Participant upon the occurrence of certain events, which may include a Change of Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, a change in the Participant’s title or employment responsibilities, or the Participant’s death or Disability. The Agreement also may provide for a limitation on the value of an Award of Performance Units that a Participant may receive.

12. Other Stock-Based Awards.  The Committee may from time to time grant Common Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

13. Corporate Transaction.

(a) In the event of a proposed Corporate Transaction, the Committee may, but shall not be obligated to:

(1) With respect to a Corporate Transaction that involves a merger or consolidation, make appropriate provision for the protection of the outstanding Awards by the substitution of options, stock appreciation rights, restricted stock, restricted stock units, performance units or other stock-based awards and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the Parent of the Company or such surviving corporation, in lieu of such outstanding Awards;

(2) With respect to any Corporate Transaction, including, without limitation, a merger or consolidation, declare, prior to the occurrence of the Corporate Transaction, and provide written notice of such declaration to each holder of an Option or Stock Appreciation Right, that (i) each outstanding Option and Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Corporate Transaction in exchange for payment to each holder of an Option or Stock Appreciation Right, promptly after the Corporate Transaction, of cash (or, if the Committee so elects in lieu of solely cash, of such form(s) of consideration, including cash and/or property, solely or in such combination as the Committee shall determine, that the holders of Options and Stock Appreciation Rights would have received as a result of the Corporate Transaction if such holders had exercised the Options and Stock Appreciation Rights immediately prior to the Corporate Transaction) equal to, for each Share covered by a canceled Option or Stock Appreciation Right, the amount, if any, by which the fair market value (as defined in this Section 13(a)(2)) per Share exceeds the exercise price per Share covered by such Option or Stock Appreciation Right, and (ii) at the time of the declaration, each Option and Stock Appreciation Right shall immediately become exercisable in full and each holder of an Option or Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option or Stock Appreciation Right, to exercise the Option or Stock Appreciation Right as to all or any part of the Shares covered thereby in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 13(a)(2), each outstanding Option and Stock Appreciation Right, to the extent that it shall not have been exercised prior to the Corporate Transaction, shall be canceled at the time of, or immediately prior to, the Corporate Transaction, as provided in the declaration. For purposes of this Section 13(a) only, “fair market value” per Share means the fair market value, as determined in good faith by the Committee, of the consideration to be received per Share by the stockholders of the Company upon the occurrence of the Corporate Transaction, notwithstanding anything to the contrary provided in this Agreement;

(3) With respect to any Corporate Transaction, including, without limitation, a merger or consolidation, declare, prior to the occurrence of the Corporate Transaction, and provide written notice of such declaration to each holder of an Option or Stock Appreciation Right, that (i) each outstanding Option and Stock Appreciation Right then exercisable, or that becomes exercisable pursuant to the terms of the agreement related to such Option or Stock Appreciation Right prior to the occurrence of such Corporate Transaction, shall be canceled at the time of, or immediately prior to the occurrence of, the Corporate Transaction in exchange for payment to each holder of an Option or Stock Appreciation Right, promptly after the Corporate Transaction, of cash (or, if the Committee so elects in lieu of solely cash, of such form(s) of consideration, including cash and/or property, solely or in such combination as the Committee shall determine, that the holders of Options and Stock Appreciation Rights would have received as a result of the Corporate Transaction if such holders had exercised the Options and Stock Appreciation Rights immediately prior to the Corporate Transaction) equal to, for each Share covered by a canceled Option or Stock Appreciation Right, the amount, if any, by which the fair market value per Share exceeds the exercise price per Share covered by such Option or Stock Appreciation Right, and (ii) each outstanding Option and Stock Appreciation Right that does not become exercisable prior to the occurrence of such Corporate Transaction, shall be canceled at the time of, or immediately prior to, the Corporate Transaction without payment or any other consideration. In the event of a declaration pursuant to this Section 13(a)(3), each outstanding Option and Stock Appreciation Right, to the extent that it shall not have been exercised prior to the Corporate Transaction, shall be canceled at the time of, or immediately prior to, the Corporate Transaction, as provided in the declaration;

(4) With respect to any Corporate Transaction, including, without limitation, a merger or consolidation, declare, prior to the occurrence of the Corporate Transaction, and provide written notice of such declaration to each holder of an Option or Stock Appreciation Right, that each outstanding Option and Stock Appreciation Right shall be canceled at the time of, or immediately prior to the occurrence of, the Corporate Transaction without payment or any other consideration. In the event of a declaration pursuant to this Section 13(a)(4), each outstanding Option and Stock Appreciation Right, to the extent that it shall not have been exercised prior to the Corporate Transaction, shall be canceled at the time of, or immediately prior to, the Corporate Transaction, as provided in the declaration;

(5) With respect to any Corporate Transaction, including, without limitation, a merger or consolidation, declare, prior to the occurrence of the Corporate Transaction, and provide written notice of such declaration to each holder of an Option or Stock Appreciation Right, that (i) each outstanding Option and Stock Appreciation Right shall be canceled at the time of, or immediately prior to the occurrence of, the Corporate Transaction without payment or any other consideration, and (ii) at the time of the declaration, each Option and Stock Appreciation Right shall immediately become exercisable in full and each holder of an Option or Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option or Stock Appreciation Right, to exercise the Option or Stock Appreciation Right as to all or any part of the Shares covered thereby in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 13(a)(5), each outstanding Option and Stock Appreciation Right, to the extent that it shall not have been exercised prior to the Corporate Transaction, shall be canceled at the time of, or immediately prior to, the Corporate Transaction, as provided in the declaration;

(6) Provide, upon the occurrence of the Corporate Transaction, for the vesting and corresponding waiver of forfeiture conditions and other restrictions on Restricted Stock Awards or Restricted Stock Unit Awards that are outstanding as of the occurrence of the Corporate Transaction, and provide for notice thereof to the holders of such Awards; or

(7) Provide that, upon the occurrence of the Corporate Transaction, any portions of any Restricted Stock Awards or Restricted Stock Unit Awards that are subject to vesting conditions, forfeiture conditions or other restrictions as of the occurrence of the Corporate Transaction shall be canceled without payment or any other consideration, and provide for notice thereof to the holders of such Awards.

(b) Notwithstanding the foregoing, no holder of an Award shall be entitled to the payment provided for in this Section 13 with respect to the any portion of such Award as shall have expired or been forfeited prior to the occurrence of the applicable Corporate Transaction.

(c) Notwithstanding any provision of Section 13(a) to the contrary, at such time as the Company is a participant in the Troubled Assets Relief Program under EESA, no action of the Committee taken pursuant to Section 13(a) with respect to any Award, including, without limitation, the vesting and waiver of forfeiture conditions or other restrictions with respect to such Award, shall be effective where such action would constitute, or result in, a violation or breach of any restriction or standard imposed on the Company by law, including any related regulation or guidance, or contract as a consequence of the Company’s participation in the Troubled Assets Relief Program.

14. Plan Participation and Service Provider Status.  Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to Continuous Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Continuous Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

15. Tax Withholding.  The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant (including a Successor or a Transferee) an amount sufficient to cover any required withholding taxes, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

16. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date.  The Plan shall become effective on the date it is approved by the requisite vote of the Company’s stockholders.

(b) Duration of the Plan.  The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 16(c), or the tenth anniversary of the date of stockholder approval of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise.

(c) Amendment and Termination of the Plan.  Except as limited in Section 16(d) below, the Board may at any time and from time to time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval if the rules of the principal securities exchange on which the shares are then listed or other applicable laws or regulations require stockholder approval of such amendment. No termination, suspension, or amendment of the Plan or any Agreement may materially and adversely affect any right acquired by any Participant (or Successor or Transferee) under an Award granted before the date of termination, suspension, or amendment, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law or effectuated pursuant to Section 20(e)(5) of this Plan. It will be conclusively presumed that any adjustment for changes in capitalization provided for in Sections 11(b) or 17, and any amendment to the Plan or any Agreement to avoid the imposition of any additional tax under Code Section 409A does not adversely affect these rights.

(d) No Option or SAR Repricing.  Except as provided in Section 17, no Option or Stock Appreciation Right granted under the Plan may be amended to decrease the exercise price thereof, or be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or Stock Appreciation Right, unless such action is approved by the Company’s stockholders.

17. Adjustment for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of Statement of Financial Accounting Standards No. 123 (revised 2004), referred to as “FAS 123R”) that causes the per share value of Shares to change, such as a stock dividend or stock split, the Committee shall cause there to be made an equitable adjustment to the number and kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards (including but not limited to the number and kind of Shares to which such Awards are subject, and the exercise or strike price of such Awards) to the extent such other Awards would not otherwise automatically adjust in the equity restructuring; provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such Incentive Stock Options to violate Code Section 422(b) or any successor provision; provided further, that no such adjustment shall be authorized under this Section to the extent that such adjustment would cause an Award to be subject to adverse tax consequences under Code Section 409A. In the event of any other change in corporate capitalization, which may include a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FAS 123R, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.

18. Dividend Equivalents.  An Award (other than an Option or SAR) that does not involve the issuance of Shares concurrently with the grant of the Award may, if so determined by the Committee, provide the Participant with the right to receive dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares are earned, vested or acquired), which payments may be either made currently, credited to an account for the Participant, or deemed to have been reinvested in additional Shares which shall thereafter be deemed to be part of and subject to the underlying Award, including the same vesting and performance conditions. Dividend equivalent amounts credited to an account for the Participant may be settled in cash or Shares or a combination of both, as determined by the Committee, and shall be subject to the same vesting and performance conditions as the underlying Award.

19. Performance-Based Compensation.

(a) Designation of Awards.  If the Committee determines at the time a Full Value Award is granted to a Participant who is then an executive officer of the Company that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 19 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b) Performance Measures.  If an Award is subject to this Section 19, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more of the Performance Measures specified in the definition of that term in this Plan. When establishing Performance Measures for a Performance Period, the Committee may exclude amounts or charges relating to an event or occurrence that the Committee determines, consistent with the requirements of Code Section 162(m), should appropriately be excluded. The Committee may also adjust Performance Measures for a Performance Period to the extent permitted by Code Section 162(m) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee will determine any amount payable in connection with an Award subject to this Section 19 consistent with the requirements of Code Section 162(m), and may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.

(c) Limitations.  Subject to adjustment as provided in Section 17, no Participant may be granted Performance-Based Compensation in any calendar year with respect to more than 75,000 Shares, for Awards denominated in Shares, and the maximum dollar value payable to any Participant in any 12 month period with respect to Performance-Based Compensation denominated in cash is $500,000.

20. Other Provisions.

(a) Unfunded Plan.  The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor or Transferee. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability.

(1) Any liability of the Company to any Participant or Successor or Transferee with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(2) Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements.  No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at the time, be listed.

(d) Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Requirements of Law.

(1) To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

(2) If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(3) It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 20(e)(3), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(4) It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered in accordance with this intent. For Awards subject to Code Section 409A, the following provisions shall apply:

(A) Separation from Service.  If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s termination of employment or other service, then notwithstanding any other provision of this Plan, a termination of employment or other service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

(B) Timing of Payment to a Specified Employee.  If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee,” then notwithstanding any other provision of this Plan, no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from service (or the date of his earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

(5) It is intended that the Plan, the Awards and any payments made under the Plan or an Award comply with any and all laws, including any regulation or guidance issued thereunder which may apply to the Company, any Employee or Board member because of the Company’s participation in the Troubled Assets Relief Program under EESA, and the Awards shall be structured and the Plan administered in accordance with this intent. The Company shall have the right to amend this Plan or any Agreement without the consent of the affected Participant, at any time and from time to time, as the Company, in its sole judgment, shall deem necessary or advisable in order to comply with any such law or to avoid a material adverse effect on the Company’s tax position. If the making of any payment or the provision of any benefit under this Plan or any Agreement would be in violation of any such law or would, the Committee’s sole judgment, have a material adverse effect on the Company’s tax position, or if the making of such payment or provision of such benefit may, in the Committee’s sole judgment, limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, any program offered under EESA by the Treasury or to qualify for any other relief under EESA, each affected Participant shall be deemed to have waived his right to such payment or such benefit, or portion thereof, under this Plan or the Agreement.

HMN FINANCIAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 28, 2009
10:00 a.m.
1016 Civic Center Drive NW
Rochester, Minnesota

HMN Financial, Inc.
1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 28, 2009.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.
By signing the proxy, you revoke all prior proxies and appoint Timothy R. Geisler and Jon J. Eberle, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 27, 2009.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — www.eproxy.com/hmnf — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 27, 2009.

•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to HMN Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Mahlon C. Schneider	☐	Vote FOR	☐	Vote WITHHELD
		02 Hugh C. Smith		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.	☐	For	☐	Against	☐	Abstain

3.	The approval of the HMN Financial, Inc. 2009 Equity Incentive Plan.	☐	For	☐	Against	☐	Abstain

4.	The approval, in an advisory (non-binding) vote, of the compensation of executives, as disclosed in the proxy statement.	☐	For	☐	Against	☐	Abstain

5.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting, or any adjournments or postponements thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.